As filed with the Securities and Exchange Commission on September 14, 2010

Registration No. 333-166478

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 1 TO

FORM S-11

FOR REGISTRATION UNDER

THE SECURITIES ACT OF 1933 OF SECURITIES

OF CERTAIN REAL ESTATE COMPANIES

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

(Exact Name of Registrant as Specified in Governing Instruments)

c/o Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John J. Suydam, Esq.

Vice President and Secretary

ACREFI Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jay L. Bernstein, Esq. Andrew S. Epstein, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel (212) 878-8000 Fax (212) 878-8375	Raymond Y. Lin, Esq. Dennis Lamont, Esq. Latham & Watkins LLP 885 Third Avenue New York, NY 10022 Tel (212) 906-1200 Fax (212) 751-4864

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale of the securities is not permitted.

Subject to Completion

Preliminary Prospectus, dated September 14, 2010

6,000,000 shares

Common Stock

Apollo Commercial Real Estate Finance, Inc., a Maryland corporation, is a commercial real estate finance company that originates, acquires, invests in and manages performing commercial first mortgage loans, commercial mortgage backed securities, mezzanine financings and other commercial real estate-related debt investments in the United States. We are externally managed and advised by ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC, which, together with its subsidiaries, we refer to as Apollo.

We are offering 6,000,000 shares of our common stock pursuant to this prospectus. All of the shares of our common stock offered by this prospectus are being sold by us. Our common stock is listed on the New York Stock Exchange under the symbol “ARI.”

On September 13, 2010, the last reported sales price for our common stock on the New York Stock Exchange was $17.53 per share.

We intend to elect to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2009. We believe that we are organized and have operated in a manner that allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2009, and we intend to continue to be organized and to operate in such a manner. To assist us in qualifying as a REIT, among other purposes, stockholders are generally restricted from owning more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common or capital stock. Different ownership limits apply to Apollo, an institutional investor, and certain of their respective affiliates which collectively may hold up to 25% of our common stock as well as an institutional investor and certain of its specified affiliates which collectively may hold up to 15% of our common stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock; see “Description of Capital Stock—Restrictions on ownership and transfer.”

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

We have granted the underwriters the right to purchase up to 900,000 additional shares of our common stock from us at the public offering price, less the underwriting discount, within 30 days after the date of this prospectus to cover overallotments, if any.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 22 of this prospectus. You should also read carefully the risk factors described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The shares of common stock sold in this offering will be ready for delivery on or about

J.P. Morgan	Citi	Wells Fargo Securities	BofA Merrill Lynch
Barclays Capital
Raymond James			RBC Capital Markets

Prospectus dated September     , 2010.

You should rely only on the information contained in this prospectus, any free writing prospectus prepared by us or information to which we have referred you, including any information incorporated by reference. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

You should assume that the information appearing in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

Prospectus summary

This summary highlights some of the information in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus, and the information incorporated by reference into this prospectus, including our audited consolidated financial statements and the accompanying notes in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Except where the context suggests otherwise, the terms “company,” “we,” “us” and “our” refer to Apollo Commercial Real Estate Finance, Inc., a Maryland corporation, together with its consolidated subsidiaries; references in this prospectus to “Apollo” refer to Apollo Global Management, LLC, together with its subsidiaries; and references in this prospectus to “our Manager” refer to ACREFI Management, LLC, a Delaware limited liability company and an indirect subsidiary of Apollo Global Management, LLC. References in this prospectus to “assets under management” refer to assets under management as defined in Appendix I. Unless indicated otherwise, the information in this prospectus assumes the common stock to be sold in this offering is to be sold at $17.53 per share, which is the last reported sale price of our common stock on the New York Stock Exchange on September 13, 2010 and no exercise by the underwriters of their overallotment option to purchase up to an additional 900,000 shares of our common stock.

Our company

Apollo Commercial Real Estate Finance, Inc. is a commercial real estate finance company that originates, acquires, invests in and manages performing commercial first mortgage loans, commercial mortgage-backed securities, or CMBS, mezzanine financings and other commercial real estate-related debt investments in the United States. We refer to these asset classes as our target assets.

Our principal business objective is to capitalize on both the current lack of debt capital available for commercial real estate assets and fundamental changes that have occurred in the commercial real estate finance industry to provide attractive risk adjusted returns to our stockholders over the long term, primarily through dividends and secondarily through capital appreciation. We completed our initial public offering, or IPO, and a related private placement, or the Private Placement, on September 29, 2009, pursuant to which we raised aggregate gross proceeds of approximately $210 million. As of August 31, 2010, we had deployed substantially all of the IPO and the Private Placement proceeds and borrowed approximately $379 million, resulting in a portfolio comprised, on an amortized cost basis, of approximately $110 million of first mortgage loans, $409 million of CMBS and $59 million of mezzanine loans. As of August 31, 2010, we had up to $61 million of borrowing capacity under a $100 million repurchase facility with JPMorgan Chase Bank, N.A., or the JPM repurchase facility and $215 million of borrowing capacity under a $250 million repurchase facility with Wells Fargo Bank, N.A., or the Wells repurchase facility.

We are externally managed and advised by ACREFI Management, LLC, or our Manager, an indirect subsidiary of Apollo Global Management, LLC. Apollo is a leading global alternative asset manager in private equity, credit-oriented capital markets and real estate. As of December 31, 2009, Apollo had total assets under management of $53.6 billion. Our Manager is led by an experienced team of senior real estate professionals, including Joseph F. Azrack, who also serves as our President and Chief Executive Officer, Stuart A. Rothstein, who serves as our Chief Financial Officer, Treasurer and Secretary and Scott Weiner, who serves as our Manager’s Chief Investment Officer. Our Manager also benefits from the extensive investment, finance and managerial expertise of Apollo’s private equity, credit-oriented capital markets and real estate investment professionals. We believe our relationship with Apollo provides us with significant advantages in sourcing, evaluating, underwriting and managing investments in our target assets.

We believe that the current market environment presents a compelling opportunity to achieve attractive risk adjusted returns in senior performing commercial real estate debt investments. Beginning in mid-2007, global financial markets encountered a series of events from the collapse of the sub-prime mortgage market to the ensuing dramatic widening of credit spreads and corresponding broad-scale freezing of corporate lending. These events led to a significant dislocation in capital markets and created a severe shortage of debt capital across markets, a deleveraging of the entire global financial system and a severe decline in the market values of mortgage, real estate-related and other financial assets. As a result of these conditions, many traditional commercial real estate mortgage loan and securities investors withdrew from the market or significantly curtailed their lending activities, resulting in a severe contraction in market liquidity and a sharp reduction in the availability of credit for real estate-related assets. The resulting illiquidity has negatively affected both the terms and the availability of financing for all real estate-related assets, and has generally resulted in real estate-related assets trading at significantly lower prices and higher yields compared to prior periods.

We estimate that from 2011 to 2015, approximately $1.5 trillion of commercial real estate loans are scheduled to mature and that markets are likely to face a void of several hundred billion dollars over this period that must be filled by new mortgage lenders since the supply of debt from traditional lending sources is anticipated to be less than the volume necessary to refinance maturing real estate loans. In the second quarter of 2010, although commercial and multifamily mortgage loan originations were 2% higher than during the second quarter of 2009, such originations remained 83% lower than in the second quarter of 2007.

During 2009 and the first half of 2010, the demand for new capital to refinance maturing commercial mortgage debt was tapered by the volume of extensions that were granted by lenders across the commercial mortgage loan industry. For example, the number of fixed-rate conduit and fusion loans for which the trustee published an extension of the maturity date was 130 through the first half of 2010 and 120 in 2009, compared to six in 2008 and four in 2007. In addition, in 2009, the Internal Revenue Service and the Department of the Treasury issued guidance which provided loan servicers with increased flexibility in relation to their ability to modify commercial mortgage loans held by Real Estate Mortgage Investment Conduits, or REMICs, opening the door to previously unavailable loan restructurings. Despite this trend, we were able to deploy substantially all of the IPO and the Private Placement proceeds in our target asset classes. In addition, we believe that as the economic recovery continues the volume of short-term loan extensions and restructurings will be reduced, resulting in increased demand for new capital to replace maturing loans and opportunities for us to originate first mortgage loans in the market.

We also believe that the supply of new capital to meet this increasing demand will continue to be constrained by the historically low activity levels in the CMBS market. The volume of issuances of newly created CMBS dropped from $230 billion in 2007 to $2.7 billion in 2009 and was recorded at $3.9 billion for year-to-date through August 20, 2010. This decline has had a concomitant impact on the supply of capital for new commercial mortgage lending since the net proceeds from newly created CMBS issuances are applied to purchase commercial mortgage loans from loan originators. We believe that lower levels of CMBS issuances will enhance our first mortgage origination business. We further believe that any increase in CMBS issuances will likely be at lower loan-to-value ratios and will therefore continue to provide us with opportunities to originate mezzanine financings with respect to those parts of the financing capital structure which are unsuitable to be sold as part of CMBS.

To identify attractive opportunities within our target assets, we rely on the expertise of our Manager and its affiliates as well as their platform, which integrates real estate experience with private equity and capital markets experience, in transaction sourcing, underwriting, and execution as well as in asset operation, management and disposition. In implementing our investment strategy, we utilize our Manager’s expertise and relationships in sourcing transactions and in underwriting, execution, financing, management and disposition.

We are a Maryland corporation that was organized in 2009. We intend to elect to be taxed as a REIT for U.S. federal income tax purposes, commencing with our taxable year ended December 31, 2009. We believe that we are organized and have operated in a manner that allows us to qualify for taxation as a REIT under the Internal Revenue Code commencing with our taxable year ended December 31, 2009, and we intend to continue to be organized and to operate in such a manner. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute all of our taxable income to stockholders and maintain our intended qualification as a REIT. We operate our business in a manner that permits us to maintain our exemption from registration under the Investment Company Act of 1940, as amended, or the 1940 Act.

Our IPO and subsequent developments

Investment activities

On September 29, 2009, we closed our IPO and the Private Placement, raising in the aggregate gross proceeds of approximately $210 million. As of August 31, 2010, we had deployed substantially all of the IPO and the Private Placement proceeds, resulting in a portfolio comprised of the following assets:

•	$110 million of first mortgage loans:

•

A $32 million five-year fixed rate first mortgage loan secured by a well-located, 151 room hotel in downtown Manhattan, NY. The loan has an appraised loan-to-value of 55%, an interest rate of 8.25% and a 30-year amortization schedule.

•

A $28 million five-year fixed rate first mortgage loan secured by a fully occupied 73,419 square feet office condominium located in a premier Manhattan, NY office building. The loan has an appraised loan-to-value of 54%, an interest rate of 8.00% and a 30-year amortization schedule.

•

A $26 million five-year fixed rate first mortgage loan secured by a well-located, full-service, 263 room hotel in the greater Washington, D.C. area. The loan has an appraised loan-to-value of 58%, an interest rate of 9.00% and a 25-year amortization schedule.

•

A $24 million two-year fixed rate first mortgage loan secured by a recently constructed 155 room boutique hotel in midtown Manhattan, NY. The loan has an appraised loan-to-value of 40%, an interest rate of 8.00% with no amortization. The franchise agreement with the operator of the hotel may be terminated at no cost.

We have financed two of our first mortgage loans resulting in borrowings of approximately $39 million under the JPM repurchase facility resulting in a weighted average internal rate of return of approximately 10.4%. We anticipate that over time, consistent with our financing strategy, we will increase our borrowing levels in connection with our investments in first mortgage loans.

•	$59 million in mezzanine loans:

•

A $30 million senior mezzanine loan and a $20 million junior mezzanine loan originated as part of a $625 million newly originated financing for Inland Western Retail Real Estate Trust. In total, the financing package consisted of a $500 million first mortgage loan and $125 million of mezzanine loans. Both the senior and junior mezzanine loans are ten-year fixed rate loans with coupon interest rates of 12.2% and 14.0%, respectively, resulting in a weighted average current coupon to us of 12.9%. A geographically diverse portfolio of 55 retail properties collateralizes the financing. The senior mezzanine loan has an appraised loan-to-value of 68.9% and the junior mezzanine loan has an appraised loan-to-value of 73.6%.

•

A $9 million mezzanine loan originated as part of a $42 million 10-year financing package collateralized by a 506,590 square foot Class A office building in Troy, Michigan. The mezzanine loan has a 10-year term, an appraised loan-to-value of approximately 70%, an interest rate of 13.0% and a 25-year amortization schedule.

•	$409 million of CMBS:

•

$361 million of AAA-rated legacy CMBS with an aggregate amortized cost of approximately $369 million and a weighted average coupon of 5.6%. The CMBS are financed through borrowings under the Term Asset-Backed Securities Loan Facility, or the TALF, program resulting in a weighted average internal rate of return of approximately 13.4%.

•

$39 million of AAA-rated legacy CMBS with an aggregate amortized cost of approximately $40 million and a weighted average coupon of 5.6%. The CMBS are financed through borrowings under the Wells repurchase facility, resulting in a weighted average internal rate of return of approximately 11.1%.

Financing activities

Since the closing of the IPO, we have entered into the following financing arrangements:

•

We have financed the acquisition of CMBS with an amortized cost of approximately $369 million through borrowings aggregating $305 million under the Term Asset-Backed Securities Loan Facility program. The Term Asset-Backed Securities Loan Facility loans are not cross-collateralized and are non-recourse, with interest payable monthly, and the principal due after either three or five years. The weighted average interest rate on the Term Asset-Backed Securities Loan Facility borrowings was 2.8%. As of August 31, 2010, the CMBS had a weighted average maturity of 21 months and the Term Asset-Backed Securities Loan Facility loans which finance the CMBS had a weighted average maturity of 31 months. We believe this financing provides an average of a 10-month cushion with respect to the extension risk on the CMBS.

•

A $100 million repurchase facility with JPMorgan Chase Bank, N.A. providing us with up to $100 million of borrowing capacity in order to finance the origination and acquisition of first mortgage loans and CMBS. Advances under this repurchase facility bear interest at a spread of 3.00% over one-month LIBOR with no floor. This repurchase facility has a term of one year, with two one-year extensions available at our option, subject to certain restrictions. As of August 31, 2010, we had approximately $39 million of borrowings outstanding under the JPM repurchase facility.

•

A $250 million repurchase facility with Wells Fargo Bank, N.A., or Wells Fargo, in order to finance the acquisition of AAA-rated CMBS. Advances under this facility bear interest at a spread of 1.25% over one-month LIBOR with no floor. We intend to enter into interest rate swap and interest rate cap agreements to mitigate interest rate risks with respect to the Wells repurchase facility. The purchase price of the CMBS is determined on a per asset basis by applying an advance rate schedule agreed upon by us and Wells Fargo. This facility has a one year term with two one-year extensions available at our option, subject to certain restrictions. As of August 31, 2010, we had approximately $35 million of borrowings outstanding under the Wells repurchase facility.

Our portfolio

The following table sets forth certain information regarding our investments as of August 31, 2010:

Asset type (In thousands)	Cost basis	Borrowings	Invested equity at cost	Weighted average IRR(2)

First mortgage loans(1)	$109,843	$(38,681)	$71,162	10.4%	(3)
Mezzanine loans	58,995	—	58,995	13.0%
AAA CMBS—(Financed with TALF borrowings)(4)	368,744	(305,439)	63,305	13.4%
AAA CMBS—(Financed with Wells repurchase facility)(4)	40,089	(34,745)	5,344	11.1%

Invested Equity at August 31, 2010	$577,671	$(378,865)	$198,806	12.1%

(1)	We anticipate that over time we will increase our borrowing levels in connection with our investments in first mortgage loans. Borrowings under the JPM repurchase facility bear interest at LIBOR plus 300 basis points, or 3.3% at August 31, 2010.
(2)	Internal rate of return, or IRR, is the annualized effective compounded return rate that accounts for the time-value of money and represents the rate of return on an investment over a holding period expressed as a percentage of the investment. It is the discount rate that makes the net present value of all cash outflows (the costs of investment) equal to the net present value of cash inflows (returns on investment). It is derived from the negative and positive cash flows resulting from or produced by each transaction (or for a transaction involving more than one investment, cash flows resulting from or produced by each of the investments), whether positive, such as investment returns, or negative, such as transaction expenses or other costs of investment, taking into account the dates on which such cash flows occurred or are expected to occur, and compounding interest accordingly. The IRRs for the investments are calculated on a weighted average basis assuming no extensions, dispositions, early prepayments or defaults. We have also assumed that the costs of financing will remain constant over the life of our investments.
(3)	IRR calculation assumes that the cost of financing on two of our first mortgage loans is the average of the forward LIBOR curve over the term of the investment plus 300 basis points. The IRR calculation further assumes that the JPM repurchase facility will remain available over the life of these investments.
(4)	TALF borrowings are non-recourse. The Company has agreed to provide a limited guarantee of up to 15% of the outstanding obligations of its indirect wholly-owned subsidiary under the Wells repurchase facility, or a maximum of $37,500.

As of August 31, 2010, our capital has been deployed as follows (in thousands):

Distributions to stockholders

On August 11, 2010, we declared a dividend of $0.40, which represents a 14.3% increase over our prior quarterly dividends. To date, our board of directors has authorized and we have declared the following dividends:

Declaration date	Record date	Payment date	Amount

March 17, 2010	March 31, 2010	April 12, 2010	$0.35
May 12, 2010	June 30, 2010	July 12, 2010	$0.35
August 11, 2010	September 30, 2010	October 12, 2010	$0.40

Our Manager and Apollo

We are externally managed and advised by our Manager, an indirect subsidiary of Apollo Global Management, LLC. Our Manager is a direct subsidiary of Apollo Global Real Estate Management, L.P., which is an indirect subsidiary of Apollo Global Management, LLC. Apollo Global Real Estate Management, L.P. is registered as an investment adviser with the Securities and Exchange Commission, or the SEC. Pursuant to the terms of the management agreement between us and our Manager, dated as of September 23, 2009, or the Management Agreement, our Manager is responsible for administering our business activities and day-to-day operations and providing us with our management team and appropriate support personnel.

Our Manager has access to Apollo’s senior management team which has extensive experience in identifying, financing, analyzing, hedging and managing real estate and real estate-related equity, debt and mezzanine investments, as well as a broad spectrum of other private equity and capital markets investments. Our Manager is led by our President and Chief Executive Officer, Joseph F. Azrack, and the rest of its senior management team, including Stuart A. Rothstein, our Chief Financial Officer, Treasurer and Secretary and Scott Weiner, our Manager’s Chief Investment Officer. Our Manager formed an Investment Committee which advises and consults with our Manager’s senior management team with respect to our investment strategy, investment portfolio holdings, sourcing, financing and leverage strategies and investment guidelines, and approves our investments. In addition to Messrs. Azrack, Rothstein and Weiner, our Manager’s Investment Committee consists of Apollo senior executives, including Eric L. Press (Partner in Apollo’s private equity business), Marc Rowan (Managing Partner of Apollo), Henry

Silverman (Chief Operating Officer of Apollo) and James Zelter (Managing Partner of Apollo’s capital markets business). See “Our Manager and the Management Agreement—Biographical information” for biographical information regarding these individuals.

Founded in 1990, Apollo is a leading global alternative asset manager with a contrarian and value-oriented investment approach in private equity, credit-oriented capital markets and real estate. Apollo has a flexible mandate that enables it to invest opportunistically across a company’s capital structure throughout economic cycles. Apollo’s contrarian nature is reflected in (1) many of the businesses in which it invests, which are often in industries that its competitors typically avoid, (2) the often complex structures Apollo employs in some of its investments and (3) its experience in investing during periods of uncertainty or distress in the economy or financial markets when many of its competitors reduce their investment activity. Apollo has a long-standing presence in the real estate market and extensive relationships with the real estate investment, corporate, lending and brokerage communities. Apollo’s experience and these relationships are valuable sources for deal flow and real estate market intelligence. Apollo is led by its managing partners, Leon Black, Joshua Harris and Marc Rowan, who have worked together for more than 20 years and lead a team of 398 employees, including 135 investment professionals as of December 31, 2009. This team possesses a broad range of transactional, financial, managerial and investment skills. Apollo has offices in New York, London, Los Angeles, Frankfurt, Singapore, Luxembourg, Hong Kong and Mumbai.

We believe that Apollo’s integrated approach towards investing distinguishes it from other alternative asset managers. Apollo had total assets under management of $53.6 billion as of December 31, 2009.

We believe our relationship with Apollo provides us with significant advantages in sourcing, evaluating, underwriting and managing investments. Apollo has long-standing relationships with its investors, as well as extensive corporate finance and lending relationships, all of which we believe facilitate attractive and creative means to originate transactions and finance our business.

Our business strengths and competitive advantages

The following summarizes the key strengths and competitive advantages of our business:

In-place portfolio offers stable attractive yields

We are in the process of building a diversified portfolio of performing commercial first mortgage loans, CMBS and mezzanine financings. As of August 31, 2010, we had deployed substantially all of the IPO and the Private Placement proceeds and borrowed approximately $379 million, resulting in a portfolio comprised, on an amortized cost basis, of approximately $110 million of first mortgage loans, $409 million of CMBS and $59 million of mezzanine loans. For a discussion regarding the yields for the various assets and asset types in our portfolio, please see “Our IPO and subsequent developments—Investment activities.”

Experienced management team

Apollo Global Real Estate Management, L.P., our Manager’s parent entity, is the real estate investment management group of Apollo. Led by Joseph F. Azrack, who is also our President and Chief Executive Officer, Apollo Global Real Estate Management, L.P. has assembled a multi-disciplinary team of real estate investment professionals, including Stuart A. Rothstein, our Chief Financial Officer, Treasurer and Secretary and Scott Weiner, our Manager’s Chief Investment Officer, that works integrally with other Apollo investment groups to source, underwrite and structure investments in commercial real estate assets, companies and operating platforms. Members of Apollo Global Real Estate Management, L.P. have participated in numerous transactions representing a variety of real estate investments, real estate mergers and acquisitions, initial public offerings of real estate operating companies, innovative project and corporate real estate financings, as well as individual property acquisitions and financings.

Portfolio of recent investments

We have deployed substantially all of the proceeds from our IPO and the Private Placement. Our portfolio consists solely of investments which we acquired or originated since December 2009. We believe we have a competitive advantage relative to other existing comparable mortgage REITs and lenders because we do not have a legacy portfolio of lower-return or problem real estate assets that could potentially dilute our returns and distract our Manager’s focus from our investment strategy.

Superior sourcing capabilities

Through our Manager, we can utilize Apollo’s extensive proprietary relationships in the public and private real estate ownership, development, financing and services communities. These relationships are complemented by those of Apollo’s corporate private equity and capital markets partners in multiple industry categories.

Significant benefits from our relationship with Apollo

Apollo operates as an integrated investment platform with a free flow of information across its businesses. Apollo’s investment professionals interact frequently across its businesses on a formal and informal basis. We believe Apollo’s integrated investment model, which offers its clients and partners deep industry relationships, market intelligence and execution capabilities, distinguishes it from other alternative asset managers. Through our Manager, we are able to leverage Apollo’s perspective and expertise in debt capital markets. Apollo has a longstanding presence in real estate markets and extensive relationships with the real estate investment, corporate, lending and brokerage communities. This experience and these relationships are valuable sources for deal flow and real estate market intelligence.

We believe that Apollo’s broad participation in debt capital markets provides our Manager with insights to evaluate opportunities across the spectrum of our target assets, including performing commercial first mortgage loans, CMBS, mezzanine financings and other commercial real estate-related debt investments, and identify those opportunities offering the most compelling risk-return profile.

Apollo has consistently invested capital throughout economic cycles by focusing on opportunities that were often overlooked by other investors. We believe that our ability to leverage the Apollo platform and the knowledge and experience that Apollo’s professionals have garnered in building businesses around new strategies and across market cycles benefits our Manager’s sourcing, evaluation and structuring of performing commercial mortgage loans.

Alignment of our interests with Apollo’s, our officers’ and our Manager’s interests

We have taken steps to structure our relationship with Apollo and our Manager so that our interests and those of Apollo, our officers and our Manager, are closely aligned. Concurrent with the consummation of our IPO, we completed the Private Placement in which Apollo and certain of its affiliates, including our officers, purchased 500,000 shares of our common stock at a purchase price of $20.00 per share for aggregate proceeds of $10 million. As a result of the Private Placement, Apollo and certain of its affiliates beneficially owned 4.69% of our outstanding common stock as of June 30, 2010, excluding shares of our common stock to be issued upon the settlement of outstanding and vested restricted stock units. The shares of our common stock purchased in the Private Placement are subject to a lock up agreement with us that runs through September 23, 2010. Further, as of June 30, 2010, our independent directors, our officers and our Manager’s personnel had been granted 270,864 shares of restricted common stock and/or restricted stock units, which represented approximately 2.51% of the outstanding number of shares of our common stock. Additionally, certain affiliates of Apollo, our officers and directors have agreed to a lock-up with the representatives of the underwriters pursuant to which they may not sell their shares of our common stock or securities convertible into or exchangeable into shares of our common stock for a period of 90 days after the date of this prospectus. We believe that the significant investment in us by Apollo and certain of its affiliates, and our officers’ and our Manager’s and its personnel’s equity ownership in us, aligns our interests with those of Apollo and our officers and our Manager, which creates an incentive for Apollo, our officers and our Manager to maximize returns for our stockholders.

Our investment strategy

Our principal business objective is to capitalize on both the current lack of debt capital available for commercial real estate assets and fundamental changes that have occurred in the commercial real estate finance industry to provide attractive risk adjusted returns to our stockholders over the long term, primarily through dividends and secondarily through capital appreciation.

To identify attractive opportunities within our target assets, we rely on the expertise of our Manager and its affiliates as well as their platform, which integrates real estate experience with private equity and capital markets, in transaction sourcing, underwriting, execution as well as asset operation, management and disposition. In implementing our investment strategy, we utilize our Manager’s expertise and relationships in sourcing transactions and in underwriting, execution, financing, management and disposition. Our Manager’s Investment Committee makes investment, financing, asset management and disposition decisions on our behalf. See “Our Manager and the Management Agreement—Investment committee” for a detailed description of the composition and role of our Manager’s Investment Committee.

In the near to medium term, we expect to continue to deploy our capital through the origination and acquisition of performing commercial first mortgage loans, CMBS, mezzanine financings and other commercial real-estate debt investments at attractive risk-adjusted yields. We will target investments that are secured by institutional quality real estate. Our underwriting will include a focus on stressed in-place cash flows, debt yields, debt service coverage ratios, loan-to-values, property quality and market and sub-market dynamics. We also expect our Manager to continue to take advantage of opportunistic pricing dislocations created by distressed sellers or distressed capital structures where a lender or holder of a loan or security is in a compromised situation due to the relative size of its portfolio, the magnitude of nonperforming loans, or regulatory/rating agency issues driven by potential capital adequacy or concentration issues. In pursuing investments with attractive risk-reward profiles, our Manager incorporates its views of the current and future economic environment, its outlook for real estate in general and particular asset classes and its assessment of the risk-reward profile derived from its underwriting and cash flow analysis, including taking into account relative valuation, supply and demand fundamentals, the level of interest rates, the shape of the yield curve, prepayment rates, financing and liquidity, real estate prices, delinquencies, default rates, recovery of various sectors and vintage of collateral. In general, our Manager pursues a value-driven approach (which is focused on real estate supply and demand fundamentals) to underwriting and diligence, consistent with Apollo’s historical investment strategy. Each prospective investment receives a rigorous, credit-oriented evaluation towards determining the risk/return profile of the opportunity and the appropriate pricing and structure for the prospective investment. Our Manager has implemented underwriting standards founded on fundamental market and credit analyses with a focus on current and sustainable cash flows. Our Manager’s underwriting standards place a particular emphasis on due diligence of the sponsor/borrower. All investment decisions are made with a view to maintaining our qualification as a REIT and our exemption from registration under the 1940 Act.

In order to capitalize on the changing sets of investment opportunities that may be present in the various points of an economic cycle, we may expand or refocus our investment strategy by emphasizing investments in different parts of the capital structure and different sectors of real estate. Our investment strategy may be amended from time to time, if recommended by our Manager and approved by our board of directors. If we amend our investment strategy, we are not required to seek stockholder approval.

Our target assets

Our target assets include the following types of performing commercial first mortgage loans, CMBS, mezzanine financings and other commercial real estate-related debt investments in the United States:

First mortgage loans:    performing commercial whole mortgage loans secured by a first mortgage lien on commercial property, which are structured to either permit us to retain the entire loan, or sell the lower yielding senior portions of the loans and retain the higher yielding subordinate investment. We may seek, in the future, to enhance the returns of all or a senior portion of our commercial mortgage loans through securitizations, should the market for securitized commercial mortgage loans recover. Our strategy does not include the purchase of loans that are non-performing or distressed at the time of purchase.

CMBS:    securities which are collateralized by commercial mortgage loans. To date, we have acquired only Aaa/AAA legacy CMBS; however we may, in the future, also acquire “investment grade” CMBS (which are rated Aaa/AAA through Baa3/BBB- by nationally recognized statistical rating organizations) as well as CMBS which are below “investment grade” (that is, below Baa3/BBB-) issued on or after September 1, 2009.

Mezzanine financings:

Mezzanine loans:    loans made to property owners that are secured by pledges of the borrower’s ownership interests, in whole or in part, in entities that directly or indirectly own the real property. These loans occupy a junior position in the capital structure of the borrower in comparison to secured mortgage loans, but a senior position in comparison to the borrower’s equity in the property.

Preferred equity:    typically unsecured equity interests in entities that directly or indirectly own the real property. Holders of preferred equity have priority relative to common equity holders on cash flow distributions and proceeds from capital events. In addition, preferred equity holders may enhance their position and protect their equity position with covenants that limit the entity’s activities and grant the holders an exclusive right to control the property after an event of default. The preferred equity we intend to target will function like mezzanine loans in that they will normally carry a put or other similar right that requires repayment of the investment after a fixed period of time and will occupy a junior position in the capital structure of the borrower in comparison to secured mortgage loans, but a senior position in comparison to the borrower’s common equity in the property. We expect to invest in preferred equity as an alternative to mezzanine loans in situations in which the underlying mortgage debt restricts junior debt in the borrower’s capital structure or in which it is otherwise structurally preferable. Preferred equity does not ordinarily afford the holder with the full range of protections of a creditor.

B-Notes:    interests in commercial real estate loans secured by a first mortgage on a single large commercial property or group of related properties and that are subordinated in right of payment to a senior interest in such loans. Such a junior or subordinated interest in a loan is commonly referred to in the real estate finance industry as a “B-Note” and the senior interest is referred to as an “A-Note.” We may retain B-Notes from first mortgage loans we acquire or originate and contribute the A-Notes to commercial mortgage securitizations in circumstances where our Manager believes there is an opportunity to sell the A-Notes at a lower yield, thus creating a solid risk-adjusted return for the retained B-Notes and generating attractive financing terms for our assets.

In addition, we invest selectively and opportunistically in the following non-core asset classes:

Commercial real estate corporate debt:    corporate bank debt and corporate bonds of commercial real estate operating or finance companies, including REITs, which may be in the form of a term loan or a revolving credit facility and generally secured by the company’s assets. We may acquire corporate bonds that are rated below investment grade (that is, below Baa3/BBB-), as well as investment grade corporate bonds (that is, rated Aaa/AAA through Baa3/BBB-). Corporate bonds may be secured by the company’s assets or may not provide for any security. We may also acquire other REIT securities, including convertible bonds, which meet our investment guidelines.

Miscellaneous Assets:    other mortgage assets, if necessary, to maintain our qualification as a REIT or our exemption from registration as an investment company under the 1940 Act.

The allocation of our capital among our target assets will depend on prevailing market conditions at the time we invest and may change over time in response to different prevailing market conditions, including with respect to interest rates and general economic and credit market conditions.

Our financing strategy

We use borrowings as part of our financing strategy. Although we are not required to maintain any particular leverage ratio, we expect that the amount of leverage we incur will be consistent with our intention of keeping our total borrowings within a conservative range, as determined by our Manager, taking into account a variety of factors, which may include the anticipated liquidity and price volatility of the target assets in our investment portfolio, the potential for losses and extension risk in our portfolio, the gap between the duration of our assets and liabilities, including hedges, the availability and cost of financing our assets, the creditworthiness of our financing counterparties, the health of the U.S. economy and commercial and residential mortgage markets, the outlook for the level, slope, and volatility of interest rate movement, the credit quality of our target assets and the collateral underlying our target assets. Consistent with our strategy of keeping our total borrowings within a conservative range, we expect that our leverage will be in an amount that is approximately 35% of the value of our total assets on a portfolio basis, except financings through government sponsored debt programs, such as the Term Asset-Backed Securities Loan Facility in connection with which we have incurred significantly more leverage. In utilizing leverage, we will seek to enhance equity returns while limiting interest rate exposure.

As of August 31, 2010, we had secured 16 Term Asset-Backed Securities Loan Facility loans aggregating $305 million collateralized by CMBS with an amortized cost of approximately $369 million. The Term Asset-Backed Securities Loan Facility loans are not cross-collateralized and are non-recourse, with interest payable monthly, and the principal due after either three or five years. The weighted average interest rate on the Term Asset-Backed Securities Loan Facility borrowings was 2.8%. As of August 31, 2010, the CMBS had a weighted average maturity of 21 months and the Term Asset-Backed Securities Loan Facility loans which finance the CMBS had a weighted average maturity of 31 months. We believe this financing provides an adequate cushion with respect to the extension risk on the CMBS.

The U.S. Treasury and the Federal Reserve Bank of New York, or FRBNY, announced that no new Term Asset-Backed Securities Loan Facility loans for legacy CMBS would be made after March 31, 2010, and no new Term Asset-Backed Securities Loan Facility loans for newly originated CMBS would be made after June 30, 2010. We are no longer able to utilize the Term Asset-Backed Securities Loan Facility as a source of investment financing for legacy CMBS or for newly originated CMBS.

In January 2010, we entered into a repurchase facility with JPMorgan Chase Bank, N.A. providing us with up to $100 million in order to finance the origination and acquisition of first mortgage loans and CMBS. Advances under the JPM repurchase facility bear interest at a spread of 3.00% over one-month LIBOR with no floor. The JPM repurchase facility has a term of one year, with two one-year extensions available at our option, subject to certain restrictions. The JPM repurchase facility contains customary terms and conditions for repurchase facilities of this type, including, but not limited to: (1) negative covenants relating to restrictions on our operations which would cease to allow us to qualify as a REIT and (2) financial covenants to be met by us when the repurchase facility is being utilized, including a minimum consolidated tangible net worth covenant ($125 million), a maximum total debt to consolidated tangible net worth covenant (3:1), a minimum liquidity covenant (the greater of 10% of total consolidated recourse indebtedness and $12.5 million) and a minimum net income covenant ($1 during any four consecutive fiscal quarters). As of August 31, 2010, we had approximately $39 million of borrowings outstanding under the JPM repurchase facility.

In August 2010, we entered into a repurchase agreement through an indirect wholly- owned subsidiary with Wells Fargo Bank, N.A., pursuant to which we may borrow up to $250 million in order to finance the acquisition of AAA-rated CMBS. The Wells repurchase facility has a term of one year, with two one-year extensions available at our option, subject to certain restrictions. Advances under the Wells repurchase facility bear interest at a spread of 1.25% over one-month LIBOR with no floor. The purchase price of the CMBS is determined on a per asset basis by applying an advance rate schedule agreed upon by us and Wells Fargo. The Wells repurchase facility contains customary terms and conditions for repurchase facilities of this type, including, but not limited to: (1) negative covenants intended to restrict us from failing to qualify as a REIT and (2) financial covenants to be met by us, including a minimum net asset value covenant (which shall not be less than an amount equal to (i) $100 million, (ii) 75% of the greatest net asset value during the prior calendar quarter, and (iii) 65% of the greatest net asset value during the prior calendar year), a maximum total debt to consolidated tangible net worth covenant (8:1), a minimum liquidity covenant ($2.5 million), and a minimum EBITDA to interest expense covenant (1.5:1). We have agreed to provide a limited guarantee of up to 15%, or a maximum of $37.5 million, of the obligations of our indirect wholly-owned subsidiary under the Wells repurchase facility. As of August 31, 2010, we had approximately $35 million of borrowings outstanding under the Wells repurchase facility. We intend to enter into interest rate swaps and interest rate cap agreements in order to mitigate interest rate risk with respect to our borrowings under the Wells repurchase facility. For more information regarding our hedging strategy, see “—Hedging strategy.”

In addition to our current Term Asset-Backed Securities Loan Facility financings and the repurchase facilities, in the future we expect to access additional repurchase agreements as well as more traditional borrowings such as credit facilities. To the extent market conditions improve and markets stabilize over time, we expect to increase our borrowing levels. In the future, in addition to this offering, we may seek to raise further equity capital or issue debt securities in order to fund our future investments.

Hedging strategy

Subject to maintaining our qualification as a REIT, we may, from time to time, utilize derivative financial instruments to mitigate the effects of fluctuations in interest rates and its effects on our asset valuations. We also may engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or other potential influences on the values of our assets. We may attempt to reduce interest rate risk and to minimize exposure to interest rate fluctuations through the use of match funded financing structures, when appropriate. We expect these instruments will allow us to minimize, but not eliminate, the risk that we have to refinance our liabilities before the maturities of our assets and to reduce the impact of changing interest rates on our earnings.

Summary risk factors

An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under “Risk Factors” before purchasing our common stock. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

•

We are dependent on our Manager and its key personnel for our success and upon their access to Apollo’s investment professionals and partners. We may not find a suitable replacement for our Manager if our Management Agreement is terminated, or if key personnel leave the employment of our Manager or Apollo or otherwise become unavailable to us.

•

Our Management Agreement was negotiated between related parties and its terms, including fees payable to our Manager, may not be as favorable to us as if they had been negotiated with an unaffiliated third party.

•	The termination of our Management Agreement may be difficult and costly, which may adversely affect our inclination to end our relationship with our Manager.

•

Our Manager manages our portfolio pursuant to very broad investment guidelines and our board of directors does not approve each investment decision made by our Manager, which may result in our making riskier investments.

•	There are various conflicts of interest in our relationship with Apollo which could result in decisions that are not in the best interests of our stockholders.

•	We have a limited operating history and may not be able to operate our business successfully, find suitable investments, or generate sufficient revenue to sustain distributions to our stockholders.

•

We operate in a competitive market for investment opportunities and future competition may limit our ability to acquire desirable investments in our target assets and could also affect the pricing of these securities.

•

We may change our operational policies (including our investment guidelines, strategies and policies) with the approval of our board of directors but without stockholder consent at any time, which may adversely affect the market value of our common stock and our ability to make distributions to our stockholders.

•

We cannot at the present time predict the unintended consequences and market distortions that may stem from far-ranging governmental intervention in the economic and financial system or from regulatory reform of the oversight of financial markets.

•	Our access to private sources of financing may be limited and thus our ability to potentially enhance our returns may be adversely affected.

•	We may not achieve our targeted internal rate of return on our investments which may lead to future returns that may be significantly lower than anticipated.

•	We may increase the amount of leverage we use in our financing strategy which would subject us to greater risk of loss.

•	We may enter into hedging transactions that could require us to fund cash payments in certain circumstances.

•

We have not yet executed binding purchase commitments covering assets to be acquired with the net proceeds of this offering, and therefore, it may be difficult to evaluate the allocation of such proceeds or the economic merits of our investments prior to making an investment decision.

•	The lack of liquidity of our assets may adversely affect our business, including our ability to value and sell our assets.

•

The commercial mortgage loans and other commercial real estate-related loans in which we have invested and the commercial mortgage loans underlying the CMBS in which we have invested are subject to delinquency, foreclosure and loss, any or all of which could result in losses to us.

•

Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code, and our failure to qualify as a REIT or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

•	Complying with REIT requirements may cause us to liquidate or forego otherwise attractive opportunities.

•	Maintenance of our exemption from registration under the 1940 Act imposes limits on our operations.

Investment guidelines

Our board of directors has adopted the following investment guidelines:

•	no investment will be made that would cause us to fail to qualify as a REIT for U.S. federal income tax purposes;

•	no investment will be made that would cause us to register as an investment company under the 1940 Act;

•	our investments will be predominantly in our target assets;

•

no more than (i) 25% of our cash equity (on a consolidated basis) with respect to multi-asset transactions and (ii) 20% of our cash equity (on a consolidated basis) with respect to single asset transactions, in each case as determined as of the date of such investment, will be invested in any single investment; provided that if we raise in total at least $400 million of equity (inclusive of the equity raised in connection with the IPO, the Private Placement and any other offering), no more than 15% of our equity (on a consolidated basis) will be invested in any single investment;

•	no investment will be made in non-U.S. assets;

•	no investment will be made in debt secured primarily by undeveloped land;

•	no investment will be made in construction/rehabilitation loans;

•	no investment will be made in for sale residential real estate loans; and

•

until appropriate investments can be identified, our Manager may invest the proceeds of this and any future offerings in interest-bearing, short-term investments, including money market accounts and/or funds, that are consistent with our intention to qualify as a REIT.

In addition, all investments require the approval of our Manager’s Investment Committee. These investment guidelines may be changed from time to time by our board of directors without the approval of our stockholders. In addition, our Manager must recommend and our board of directors must approve any change in our investment strategy that would modify or expand the types of assets in which we invest. Since our IPO, in order to allow us to take advantage of evolving credit market conditions, our board of directors amended our investment guidelines, (i) so that prior to us raising at least $400 million of equity (inclusive of equity raised in our IPO, the Private Placement and any other offering), the amount which we may invest in any single investment has been increased from 15% of our equity (on a consolidated basis) to 25% of our cash equity (on a consolidated basis) with respect to multi-asset transactions and 20% of our cash equity (on a consolidated basis) with respect to single asset transactions, (ii) to permit us to invest in mezzanine loans originated prior to January 1, 2009 and (iii) to permit us to invest in preferred equity. In addition to our investment guidelines, we do not intend to acquire non-performing or distressed loans.

Our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. We believe that the flexibility of our investment strategy, combined with our Manager’s expertise among our target asset classes, will enable us to make distributions and achieve capital appreciation throughout changing interest rate and credit cycles and provide attractive risk-adjusted long term returns to our stockholders under a variety of market conditions and economic cycles.

Conflicts of interest

We do not have any employees and we rely completely on our Manager to provide us with investment and advisory services. Our Chairman, Chief Executive Officer, Chief Financial Officer and other officers also serve as officers of our Manager. Our Management Agreement with our Manager was negotiated between related parties and its terms, including fees, expense reimbursements and other amounts payable to our Manager, may not be as favorable to us as if it had been negotiated at arm’s length between unaffiliated third parties.

Certain of our officers and directors, and the officers and other personnel of our Manager, also serve or may serve as officers, directors or partners of Apollo, including, without limitation, Apollo sponsored funds, including new affiliated potential pooled investment vehicles or managed accounts not yet established, whether managed or sponsored by Apollo’s affiliates or our Manager (we refer to all of the foregoing as Other Apollo Vehicles). Accordingly, the ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing our business. In addition, officers and other personnel of our Manager may have obligations to investors in those entities, the fulfillment of which might not be in the best interests of us or our stockholders.

Our Manager and Apollo Global Management, LLC have agreed that, for so long as our Management Agreement is in effect and Apollo Global Management, LLC controls our Manager, neither they nor any entity controlled by Apollo Global Management, LLC will sponsor or manage any U.S. publicly traded REIT that invests primarily in the asset classes described in “—Our target assets” other than us. However, our Manager, Apollo Global Management, LLC and their respective affiliates may sponsor or manage another U.S. publicly traded REIT that invests generally in real estate assets but not primarily in our target assets.

In December 2009, Apollo launched AGRE CMBS Fund L.P., a private real estate investment vehicle formed to invest principally in AAA-rated CMBS and leverage those investments by borrowing from the Term Asset-Backed Securities Loan Facility or repurchase facilities. AGRE CMBS Fund L.P. is managed by an affiliate of our Manager.

In May 2010, an affiliate of Apollo Global Management, LLC entered into a purchase and sale agreement to acquire a real estate private equity business from a financial institution. Upon closing of the acquisition, Apollo will be acquiring general partner interests in, and advisory agreements with, various real estate investment funds and co-invest vehicles and adding to Apollo’s team of real estate investment professionals. The closing of the acquisition is subject to the receipt of certain third-party consents and the satisfaction of customary closing conditions.

In addition, it is possible that in the future Other Apollo Vehicles, as well as existing or future portfolio companies controlled by our Manager or Apollo, may from time to time acquire our target assets as a part of their larger business strategies. To the extent such Other Apollo Vehicles or such portfolio companies acquire our target assets, the scope of opportunities otherwise available to us may be adversely affected and/or reduced. Our Manager and Apollo have an investment allocation policy in place that is intended to enable us to share equitably with any such other investment vehicles. In general, investment opportunities are allocated taking into consideration various factors including, among other considerations, investment objectives or strategies, the size of the available investment, cash availability and cash flow expectations, and the tax implications of an investment. The investment allocation policy may be amended by our Manager and Apollo at any time without our consent.

In addition to the fees payable to our Manager under the Management Agreement, our Manager and its affiliates may benefit from other fees paid to it in respect of our investments. For example, if we seek to securitize our commercial mortgage loans, Apollo and/or our Manager, may act as collateral manager. In any of these or other capacities, Apollo and/or our Manager may receive market based fees for their roles, but only if approved by a majority of our independent directors.

In addition, under our Management Agreement, if in the future we invest in, acquire or sell assets to any joint ventures with Apollo or its affiliates or if we co-invest with, purchase assets from, sell assets to or arrange financing from or provide financing to Other Apollo Vehicles, any such transactions will require the approval of a majority of our independent directors. To the extent we co-invest with Other Apollo Vehicles, we will not be responsible for fees other than as set forth in our Management Agreement, except our proportionate share of fees if approved by a majority of our independent directors.

We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors and executive officers, as well as employees of our Manager or Apollo who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us without the approval of a majority of our independent directors.

Dividend reinvestment plan

In the future, we intend to adopt a dividend reinvestment plan that will permit stockholders who elect to participate in the plan to have their cash dividends reinvested in additional shares of our common stock.

Restrictions on ownership and transfer of our common stock

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, among other purposes, our charter prohibits, with certain exceptions, any stockholder from beneficially or constructively owning, after applying certain attribution rules under the Internal Revenue Code, more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our capital stock. Our board of directors may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, waive the 9.8% ownership limit with respect to a particular stockholder if such ownership will not then or in the future jeopardize our qualification as a REIT. Our charter also prohibits any person from, among other things, beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise cause us to fail to qualify as a REIT. Our board of directors has established exemptions from this ownership limit which permit Apollo and certain of its affiliates to collectively hold up to 25% of our common stock and an institutional investor and certain of its specified affiliates to collectively hold up to 15% of our common stock.

Our charter provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If a transfer of shares of our capital stock would result in our capital stock being beneficially owned by fewer than 100 persons or the transfer to a charitable trust would be ineffective for any reason to prevent a violation of the other restrictions on ownership and transfer of our capital stock, the transfer resulting in such violation will be void.

The offering

Common stock offered by us	6,000,000 shares (plus up to an additional 900,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ overallotment option).

Common stock to be outstanding after this offering	16,651,905 shares

Use of proceeds	We intend to contribute the net proceeds of this offering to our subsidiaries which in turn will use such proceeds to repay borrowings under the JPM repurchase facility and to acquire our target assets. We expect that their focus will be on performing commercial first mortgage loans, CMBS, mezzanine financings and other commercial real-estate related debt investments, subject to our investment guidelines and to the extent consistent with maintaining our REIT qualification. Until appropriate assets can be identified, our Manager may invest the net proceeds of this offering in interest-bearing short-term investments, including money market accounts, that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we will seek to achieve from our target assets. See “Use of Proceeds.”

Distribution policy	We intend to make future regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a real estate investment trust distribute annually at least 90% of its real estate investment trust taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We generally intend over time to pay quarterly dividends in an amount equal to our net taxable income.

Any distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information, see “Distribution Policy.”

New York Stock Exchange symbol	“ARI”

Ownership and transfer restrictions

To assist us in complying with the limitations on the concentration of ownership of a real estate investment trust imposed by the Internal Revenue Code, among other purposes, our charter generally prohibits, among other prohibitions, any stockholder from beneficially or constructively owning more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our capital stock. Our board of directors has established exemptions from this ownership limit which permit Apollo and certain of its affiliates to collectively hold up to 25% of our common stock and an institutional investor and certain of its specified affiliates to collectively hold up to 15% of our common stock. See “Description of Capital Stock—Restrictions on ownership and transfer.”

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read and consider the information set forth under “Risk Factors” and all other information in this prospectus before investing in our common stock.

Our corporate information

Our principal executive offices are located at 9 West 57th Street, 43rd Floor, New York, New York 10019. Our telephone number is (212) 515-3200. Our website is www.ApolloREIT.com. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

Summary financial data

The table below sets forth certain of our historical financial data as of and for each of the periods indicated. We derived our summary consolidated financial data for the period from September 29, 2009 (commencement of operations) to December 31, 2009 and at December 31, 2009, respectively, from our audited consolidated financial statements. Our audited consolidated financial statements, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the period from September 29, 2009 (commencement of operations) to December 31, 2009 can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference into this prospectus. The summary consolidated financial data as of and for the three months ended March 31, 2010 and the three months ended June 30, 2010 are derived from our unaudited financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, respectively, which are incorporated by reference into this prospectus, and have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information, and in our opinion, reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in cash flows. The results of operations for the three months ended March 31, 2010 and the three months ended June 30, 2010 are not necessarily indicative of the results of operations to be expected for the full year or any future period. The following summary consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, respectively, each of which is incorporated by reference into this prospectus.

(In thousands, except per share data)	For the period from September 29, 2009 (commencement of operations) to December 31, 2009	Three months ended March 31, 2010		Three months ended June 30, 2010

Operating Data:
Interest income	$595	$5,611		$7,710
Interest expense	$104	$1,709		$2,654
Net interest margin	$491	$3,902		$5,056
Operating expenses	$2,728	$2,133	(1)	$2,123	(1)
Interest on cash balances	$65	$6		$2
Realized loss on sale of security	$—	$(33)		$—
Net income (loss)	$(2,172)	$1,742		$2,935
Net income (loss) per share—basic	$(0.21)	$0.16		$0.28
Net income (loss) per share—diluted	$(0.21)	$0.16		$0.27

(1)	Operating expenses include non-cash stock-based compensation expense of $390 for the three months ended March 31, 2010, and $369 for the three months ended June 30, 2010.

	As of December 31, 2009	As of March 31, 2010	As of June 30, 2010

Balance Sheet Data (at period end):
Total assets	$335,137	$520,579	$539,443
Total liabilities	$139,840	$323,506	$340,836
Total stockholders’ equity	$195,297	$197,073	$198,607

Risk factors

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, together with the other information included or incorporated by reference into this prospectus, the following risk factors, and the risks we have highlighted in other sections of this prospectus. If any of these risks occur, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

Risks related to our relationship with our manager

We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us.

We do not have a policy that expressly prohibits our directors, officers, security holders or affiliates from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors and executive officers, as well as personnel of our Manager or Apollo who provide services to us, from engaging in any transaction that involves an actual conflict of interest with us without the approval of a majority of our independent directors. In addition, our Management Agreement with our Manager, dated as of September 23, 2009, or the Management Agreement, does not prevent our Manager and its affiliates from engaging in additional management or investment opportunities, some of which could compete with us. In May 2010, an affiliate of Apollo Global Management, LLC entered into a purchase and sale agreement to acquire a real estate private equity business from a financial institution. Upon closing of the acquisition, Apollo will be acquiring general partner interests in, and advisory agreements with, various real estate investment funds and co-invest vehicles and adding to Apollo’s team of real estate investment professionals. The closing of the acquisition is subject to the receipt of certain third-party consents and the satisfaction of customary closing conditions. In the event that Apollo completes the acquisition of this real estate private equity business, certain of our officers and officers of our Manager may engage in management or investment activities in connection with this business, thereby reducing the time our officers and officers of our Manager may have available to spend managing our business.

Our Manager’s and Apollo’s liability is limited under the Management Agreement, and we have agreed to indemnify our Manager against certain liabilities. As a result, we could experience poor performance or losses for which our Manager would not be liable.

Pursuant to the Management Agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Under the terms of the Management Agreement, our Manager, its officers, members, managers, directors, personnel, any person controlling or controlled by our Manager (including Apollo) and any person providing services to our Manager are not liable to us, any subsidiary of ours, our stockholders or partners or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the Management Agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the Management Agreement. In addition, we have agreed to indemnify our

Manager, its officers, stockholders, members, managers, directors, personnel, any person controlling or controlled by our Manager and any person providing services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement.

Our Manager’s failure to make investments on favorable terms that satisfy our investment strategy and otherwise generate attractive risk-adjusted returns initially and consistently from time to time in the future would materially and adversely affect us.

Our ability to achieve our investment objectives depends on our ability to grow, which depends, in turn, on the management team of our Manager and its ability to identify and to make investments on favorable terms that meet our investment criteria as well as on our access to financing on acceptable terms. Our ability to grow is also dependent upon our Manager’s ability to successfully hire, train, supervise and manage new personnel. We may not be able to manage growth effectively or to achieve growth at all. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

Our Management Agreement was negotiated between related parties and its terms, including fees payable to our Manager, may not be as favorable to us as if they had been negotiated with an unaffiliated third party.

Our Management Agreement was negotiated between related parties and its terms, including fees payable to our Manager may not be as favorable to us as if they had been negotiated with an unaffiliated third party. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the Management Agreement because of our desire to maintain our ongoing relationship with our Manager. The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us.

The termination of our Management Agreement may be difficult and costly, which may adversely affect our inclination to end our relationship with our Manager.

Termination of the Management Agreement with our Manager without cause is difficult and costly. The term “cause” is limited to those circumstances described under “Our Manager and the Management Agreement—Management agreement.” The Management Agreement provides that, in the absence of cause, it may only be terminated by us after the third anniversary of the closing of this offering, upon the vote of at least two thirds of our independent directors based upon: (i) our Manager’s unsatisfactory performance that is materially detrimental to us, or (ii) a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two thirds of our independent directors. Our Manager will be provided 180 days prior notice of any such termination. Additionally, upon a termination by us without cause (or upon a termination by our Manager due to our material breach), the Management Agreement provides that we will pay our Manager a termination payment equal to three times the average annual base management fee earned by our Manager during the 24 month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter. In addition, we would also be required to refund our Manager for its payment of the initial underwriting discount irrespective of whether during any period of four consecutive calendar quarters during the 16 full calendar quarters after the consummation of this offering our Core Earnings (as defined in the Management Agreement) for any such four quarter period exceeds the product of (x) the IPO price per share multiplied by the number of shares of common stock sold in the IPO and in the Private Placement and (y) 8%. These provisions increase the effective cost to us of electing not to renew, or defaulting in our obligations under, the Management Agreement, thereby adversely affecting our inclination to end our relationship with our Manager, even if we believe our Manager’s performance is not satisfactory.

Our Manager is only contractually committed to serve us until September 29, 2012. Thereafter, the Management Agreement is renewable on an annual basis; provided, however, that our Manager may terminate the Management Agreement annually upon 180 days prior notice. If the Management Agreement is terminated and no suitable replacement is found to manage us, we may not be able to execute our business plan.

We do not own the Apollo name, but we may use the name pursuant to a license agreement with Apollo. Use of the name by other parties or the termination of our license agreement may harm our business.

We have entered into a license agreement with Apollo pursuant to which it has granted us a non-exclusive, royalty-free license to use the name “Apollo.” Under this agreement, we have a right to use this name for so long as our Manager serves as our manager pursuant to the Management Agreement. Apollo retains the right to continue using the “Apollo” name. We cannot preclude Apollo from licensing or transferring the ownership of the “Apollo” name to third parties, some of whom may compete with us. Consequently, we would be unable to prevent any damage to goodwill that may occur as a result of the activities of Apollo or others. Furthermore, in the event that the license agreement is terminated, we will be required to change our name and cease using the name. Any of these events could disrupt our recognition in the market place, damage any goodwill we may have generated and otherwise harm our business. The license agreement will terminate concurrently with the termination of the Management Agreement.

The manner of determining the base management fee may not provide sufficient incentive to our Manager to maximize risk-adjusted returns on our investment portfolio since it is based on our stockholders’ equity (as defined in the Management Agreement) and not on other measures of performance.

Our Manager is entitled to receive a base management fee that is based on the amount of our stockholders’ equity (as defined in the Management Agreement) at the end of each quarter, regardless of our performance. Our stockholders’ equity for the purposes of calculating the base management fee is not the same as, and could be greater than, the amount of stockholders’ equity shown on our consolidated financial statements. The possibility exists that significant base management fees could be payable to our Manager for a given quarter despite the fact that we could experience a net loss during that quarter. Our Manager’s entitlement to such significant nonperformance-based compensation may not provide sufficient incentive to our Manager to devote its time and effort to source and maximize risk-adjusted returns on our investment portfolio, which could, in turn, adversely affect our ability to pay dividends to our stockholders and the market price of our common stock. Our Manager earned approximately $763,000 and $1,460,000 in base management fees for the period from September 29, 2009 (the date we commenced operations) to December 31, 2009 and for the six month period ended June 30, 2010, respectively.

Our Manager manages our portfolio pursuant to very broad investment guidelines and our board of directors does not approve each investment decision made by our Manager, which may result in our making riskier investments.

Our Manager is authorized to follow very broad investment guidelines. While our directors periodically review our investment guidelines and our investment portfolio, they do not review all of our proposed investments. In addition, in conducting periodic reviews, our directors may rely primarily on information provided to them by our Manager. Furthermore, our Manager may use complex strategies and transactions entered into by our Manager that may be difficult or impossible to unwind by the time they are reviewed by our directors. Our Manager has great latitude within the broad investment guidelines in determining the types of assets it may decide are proper investments for us, which could result in investment returns that are substantially below expectations or that result in losses, which would materially and adversely affect our business operations and results. Decisions made and investments entered into by our Manager may not fully reflect your best interests.

Our Manager may change its investment process, or elect not to follow it, without stockholder consent at any time which may adversely affect our investments.

Our Manager may change its investment process without stockholder consent at any time. In addition, there can be no assurance that our Manager will follow the investment process in relation to the identification and underwriting of prospective investments. Changes in our Manager’s investment process may result in inferior due diligence and underwriting standards, which may affect our investments.

Possession of material, non-public information could prevent us from undertaking advantageous transactions; Apollo could decide to establish information barriers.

There are no information barriers among Apollo and certain of its affiliates. If our Manager were to receive material non-public information about a particular company, or have an interest in investing in a particular company, Apollo or certain of its affiliates may be prevented from investing in such company. Conversely, if Apollo or certain of its affiliates were to receive material non-public information about a particular company, or have an interest in investing in a particular company, we may be prevented in investing in such company. This risk affects us more than it does investment vehicles that are not related to Apollo, as Apollo generally does not use information barriers that many firms implement to separate persons who make investment decisions from others who might possess material, non-public information that could influence such decisions. Apollo’s decision not to implement these barriers could prevent our Manager’s investment professionals from undertaking advantageous investments or dispositions that would be permissible for them otherwise. In addition, Apollo could in the future decide to establish information barriers, particularly as its business expands and diversifies. In such event, Apollo’s ability to operate as an integrated platform will be restricted and our Manager’s resources may be limited.

We depend on our Manager and its key personnel for our success and upon their access to Apollo’s investment professionals and partners. We may not find a suitable replacement for our Manager if our Management Agreement is terminated, or if key personnel leave the employment of our Manager or Apollo or otherwise become unavailable to us.

We do not have any employees and we rely completely on our Manager to provide us with investment and advisory services. We have no separate facilities and are completely reliant on our Manager, which has significant discretion as to the implementation of our operating policies and strategies. We depend on the diligence, skill and network of business contacts of our Manager. We benefit from the personnel, relationships and experience of our Manager’s executive team and other personnel of Apollo. The executive officers and key personnel of our Manager evaluate, negotiate, close and monitor our investments; therefore, our success will depend on their continued service. We also depend, to a significant extent, on our Manager’s access to the investment professionals and partners of Apollo and the experience of and deal flow generated by the Apollo investment professionals in connection with their investment and portfolio management activities.

The departure of any senior managers of our Manager, or of a significant number of the investment professionals or partners of Apollo, could have a material adverse effect on our ability to achieve our investment objectives. In addition, it is possible that our Manager will not remain our investment manager and that we will not continue to have access to our Manager’s or Apollo’s executive officers and other investment professionals.

Investigations and reviews of affiliate use of placement agents could harm our reputation, depress our stock price or have other negative consequences.

Affiliates of our Manager sometimes use placement agents to assist in marketing certain of the investment funds that they manage. Various state attorneys general and federal and state agencies have initiated industry-wide investigations into the use of placement agents in connection with the solicitation of investments, particularly with respect to investments by public pension funds. Certain affiliates of our Manager have received subpoenas and other requests for information from various government regulatory agencies and investors in Apollo’s funds, seeking information regarding the use of placement agents. The California Public Employees’ Retirement System, or CalPERS, one of Apollo’s strategic investors, announced on October 14, 2009, that it had initiated a special review of placement agents and related issues. In addition, on May 6, 2010, the California Attorney General filed a civil complaint against Alfred Villalobos and his company, Arvco Capital Research, LLC (a placement agent that Apollo has used) and Federico Buenrostro Jr., the former CEO of CalPERS, alleging conduct in violation of certain California laws in connection with CalPERS’ purchase of securities in various funds managed by affiliates of our Manager and another asset manager. None of us, our Manager or any other Apollo entity is a party to the civil lawsuit, nor does the lawsuit allege any misconduct on the part of any Apollo entity. Apollo has informed us that it believes that it has handled its use of placement agents in an appropriate manner and that it is cooperating with such investigations and other reviews. Any unanticipated developments from these or future investigations or changes in industry practice may adversely affect Apollo’s business (including with respect to our Manager) or indirectly thereby, our business. Even if these investigations or changes in industry practice do not directly or indirectly affect Apollo’s or our respective businesses, adverse publicity could harm our reputation and may cause us to lose existing investors, fail to gain new investors, depress our stock price or have other negative consequences.

Risks related to our company

We have a limited operating history and may not be able to operate our business successfully, find suitable investments, or generate sufficient revenue to sustain distributions to our stockholders.

We were formed on June 29, 2009, and commenced operations only upon completion of our IPO on September 29, 2009. We cannot assure you that we will be able to operate our business successfully, find additional suitable investments or implement our operating policies and strategies as described in this prospectus. Our ability to provide attractive risk-adjusted returns to our stockholders over the long-term depends on our ability both to generate sufficient cash flow to pay an attractive dividend and to achieve capital appreciation, and we may not do either. We may not be able to generate sufficient revenue from operations to pay our operating expenses and to continue to make distributions to stockholders. The results of our operations depend on several factors, including the availability of opportunities for the origination or acquisition of target assets, the level and volatility of interest rates, the availability of adequate short and long-term financing, conditions in the financial markets and economic conditions.

We may change our operational policies (including our investment guidelines, strategies and policies) with the approval of our board of directors but without stockholder consent at any time, which may adversely affect the market value of our common stock and our ability to make distributions to our stockholders.

Our board of directors determines our operational policies and may amend or revise our policies, including our policies with respect to acquisitions, dispositions, growth, operations, indebtedness, capitalization and dividends, or approve transactions that deviate from these policies, without a vote of, or notice to, our stockholders at any time. We may change our investment guidelines and our strategy at any time with the approval of our board of directors but without the consent of our stockholders. Since our IPO, our board of directors amended our investment guidelines, (i) so that prior to us raising at least $400 million of equity (inclusive of equity raised in our IPO, the Private Placement and any other offering), the amount which we may invest in any single investment has been increased from 15% of our equity (on a consolidated basis) to 25% of our cash equity (on a consolidated basis) with respect to multi-asset transactions and 20% of our cash equity (on a consolidated basis) with respect to single asset transactions, (ii) to permit us to invest in mezzanine loans originated prior to January 1, 2009 and (iii) to permit us to invest in preferred equity. To the extent that our investment guidelines are changed in the future, such changes could result in our making investments that are different in type from, and possibly riskier than, the investments contemplated in this prospectus.

We do not have a formal policy limiting the amount of debt we may incur. Our board of directors may change our leverage policy without stockholder consent.

We do not have a formal policy limiting the amount of debt we may incur. Although we are not required to maintain any particular leverage ratio, the amount of leverage we deploy for particular investments in our target assets will depend upon our Manager’s assessment of a variety of factors, which may include the anticipated liquidity and price volatility of the target assets in our investment portfolio, the potential for losses and extension risk in our portfolio, the gap between the duration of our assets and liabilities, including hedges, the availability and cost of financing the assets, our opinion of the creditworthiness of our financing counterparties, the health of the U.S. economy and commercial and residential mortgage markets, our outlook for the level, slope, and volatility of interest rates, the credit quality of our target assets, the collateral underlying our target assets, and our outlook for asset spreads relative to the LIBOR curve. Our charter and bylaws do not limit the amount of indebtedness we can incur, and our board of directors has discretion to deviate from or change our indebtedness policy or leverage policy at any time. Our board of directors may change our leverage policies at any time without the consent of our stockholders, which could result in an investment portfolio with a different risk profile.

We depend on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends.

Our business depends on the communications and information systems of Apollo. Any failure or interruption of Apollo’s systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to pay dividends to our stockholders.

Terrorist attacks and other acts of violence or war may affect the real estate industry generally and our business, financial condition and results of operations.

We cannot predict the severity of the effect that potential future terrorist attacks would have on us. We may suffer losses as a result of the adverse impact of any future attacks and these losses may adversely impact our performance and may cause the market value of shares of our common stock to decline or be more volatile. A prolonged economic slowdown, a recession or declining real estate values could impair the performance of our investments and harm our financial condition and results of operations, increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. Losses resulting from these types of events may not be fully insurable.

The events of September 11, 2001 created significant uncertainty regarding the ability of real estate owners of high profile assets to obtain insurance coverage protecting against terrorist attacks at commercially reasonable rates, if at all. With the enactment of the Terrorism Risk Insurance Act of 2002, or the TRIA, and the subsequent enactment of the Terrorism Risk Insurance Program Reauthorization Act of 2007, which extended the TRIA through the end of 2014, insurers must make terrorism insurance available under their property and casualty insurance policies, but this legislation does not regulate the pricing of such insurance. The absence of affordable insurance coverage may adversely affect the general real estate lending market, lending volume and the market’s overall liquidity and may reduce the number of suitable investment opportunities available to us and the pace at which we are able to make investments. If the properties underlying our interests are unable to obtain affordable insurance coverage, the value of our interests could decline, and in the event of an uninsured loss, we could lose all or a portion of our investment.

Risks related to U.S. government programs

We cannot at the present time predict the unintended consequences and market distortions that may stem from far-ranging governmental intervention in the economic and financial system or from regulatory reform of the oversight of financial markets.

The U.S. government, the Federal Reserve, the U.S. Treasury, the SEC and other governmental and regulatory bodies have taken or are taking various actions to address the financial crisis. The far-ranging government intervention in the economic and financial system may carry unintended consequences and cause market distortions. We are unable to predict at this time the extent and nature of such unintended consequences and market distortions, if any. For example, to the extent that new government programs are designed, in part, to restart the market for certain of our target assets, the establishment of these programs may result in increased competition and higher prices for our target assets. In addition, the U.S. Government, the Federal Reserve Board of Governors, or the Federal Reserve, the U.S. Treasury and other governmental and regulatory bodies have taken or are considering taking other actions to address the financial crisis. On

July 21, 2010 President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act. The Dodd-Frank Act may impact the securitization market in that it requires, among other things, that a securitizer generally retain not less than 5% of the credit risk for certain types of securitized assets that are transferred, sold or conveyed through issuance of an asset-backed security. Also, the SEC has proposed significant changes to Regulation AB, which, if adopted in their present form, could have sweeping changes to commercial and residential mortgage loan securitization markets as well as to the market for the re-securitization of mortgage-backed securities. There can be no assurances that such actions will have a beneficial impact on the financial markets. In addition to the foregoing, the United States Congress and/or various state and local legislatures may enact additional legislation or regulatory action designed to address the current economic crisis or for other purposes that could have a material and adverse effect on our ability to execute our business strategies. We cannot predict whether or when such actions may occur, and such actions could have a dramatic impact on our business, results of operations and financial condition.

Risks related to financing

Our access to private sources of financing may be limited and thus our ability to potentially enhance our returns may be adversely affected.

Our access to private sources of financing depends upon a number of factors over which we have little or no control, including:

•	general market conditions;

•	the market’s view of the quality of our assets;

•	the market’s perception of our growth potential;

•	our eligibility to participate in and access capital from programs established by the U.S. Government;

•	our current and potential future earnings and cash distributions; and

•	the market price of the shares of our common stock.

The current dislocation and weakness in the capital and credit markets could adversely affect one or more private lenders and could cause one or more private lenders to be unwilling or unable to provide us with financing or to increase the costs of that financing. In addition, if regulatory capital requirements imposed on our private lenders change, they may be required to limit, or increase the cost of, financing they provide to us. In general, this could potentially increase our financing costs and reduce our liquidity or require us to sell assets at an inopportune time or price.

Consequently, depending on market conditions at the relevant time, we may have to rely more heavily on additional equity issuances, which may be dilutive to our stockholders, or on less efficient forms of debt financing that require a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities, cash distributions to our stockholders and other purposes.

We leverage certain of our target assets, which may adversely affect our return on our investments and may reduce cash available for distribution.

We leverage certain of our target assets through borrowings under the TALF and repurchase agreements. Leverage can enhance our potential returns but can also exacerbate losses. The return on our investments and cash available for distribution to our stockholders may be reduced if market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets acquired, which could adversely affect the price of our common stock. In addition, our debt service payments will reduce cash flow available for distributions to stockholders. We may not be able to meet our debt service obligations. To the extent that we cannot meet our debt service obligations, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations.

We may increase the amount of leverage we use in our financing strategy, which would subject us to greater risk of loss.

Although we are not required to maintain any particular leverage ratio, consistent with our strategy of keeping our total borrowings within a conservative range, we expect that our leverage will be in an amount that is approximately 35% of the value of our total assets on a portfolio basis, except in conjunction with financings that may be available to us through government sponsored debt programs, such as the TALF. As of August 31, 2010, we had a total of approximately $305 million of TALF borrowings and $39 million of JPM repurchase facility and $35 million of Wells repurchase facility borrowings outstanding. Borrowings as of August 31, 2010, excluding borrowings under the TALF, represent approximately 37% of invested equity at cost.

However, we may increase the amount of leverage we utilize at any time without approval of our stockholders. Incurring substantial debt could subject us to many risks that, if realized, would materially and adversely affect us, including the risk that:

•

our cash flow from operations may be insufficient to make required payments of principal of and interest on the debt or we may fail to comply with all of the other covenants contained in the debt documents, which is likely to result in (i) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all, (ii) our inability to borrow unused amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements and/or (iii) the loss of some or all of our assets to foreclosure or sale;

•	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that investment yields will increase with higher financing costs;

•

we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, stockholder distributions or other purposes; and

•	we may not be able to refinance debt that matures prior to the investment it was used to finance on favorable terms, or at all.

Any credit facilities and repurchase agreements that we may use to finance our assets may require us to provide additional collateral or pay down debt.

In January 2010, we entered into a repurchase facility with JPMorgan Chase Bank, N.A. providing us with up to $100 million in borrowing capacity in order to finance the origination and acquisition of first mortgage loans and CMBS. In August 2010, we entered into a repurchase facility with Wells Fargo Bank, N.A. providing us with up to $250 million in borrowing capacity in order to finance the acquisition of CMBS. We may utilize credit facilities and additional repurchase agreements to finance our assets if they become available on acceptable terms. In the event we utilize such financing arrangements, they may involve the risk that the market value of our assets pledged or sold by us to the repurchase agreement counterparty or provider of the credit facility may decline in value, in which case the lender may require us to provide additional collateral or to repay all or a portion of the funds advanced. We may not have the funds available to repay our debt at that time, which would likely result in defaults unless we are able to raise the funds from alternative sources, which we may not be able to achieve on favorable terms or at all. Posting additional collateral would reduce our liquidity and limit our ability to leverage our assets. If we cannot meet these requirements, the lender could accelerate our indebtedness, increase the interest rate on advanced funds and terminate our ability to borrow funds from them, which could materially and adversely affect our financial condition and ability to implement our business plan. In addition, in the event that the lender files for bankruptcy or becomes insolvent, our loans may become subject to bankruptcy or insolvency proceedings, thus depriving us, at least temporarily, of the benefit of these assets. Such an event could restrict our access to credit facilities and increase our cost of capital. The providers of repurchase agreement financing and credit facilities may also require us to maintain a certain amount of cash or set aside assets sufficient to maintain a specified liquidity position that would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on assets. In the event that we are unable to meet these collateral obligations, our financial condition and prospects could deteriorate rapidly.

Lenders may require us to enter into restrictive covenants.

If or when we obtain debt financing, lenders (especially in the case of credit facilities) may impose restrictions on us that would affect our ability to incur additional debt, make certain investments or acquisitions, reduce liquidity below certain levels, make distributions to our stockholders, redeem debt or equity securities and impact our flexibility to determine our operating policies and investment strategy.

For example, the JPM repurchase facility contains customary terms and conditions for repurchase facilities of this type, including, but not limited to: (1) negative covenants relating to restrictions on our operations which would cease to allow us to qualify as a REIT and (2) financial covenants to be met by us when the repurchase facility is being utilized, including a minimum consolidated tangible net worth covenant ($125 million), maximum total debt to consolidated tangible net worth covenant (3:1), a minimum liquidity covenant (the greater of 10% of total consolidated recourse indebtedness and $12.5 million and a minimum net income covenant ($1 during any four consecutive fiscal quarters). The Wells repurchase facility contains customary terms and conditions for repurchase facilities of this type, including, but not limited to: (1) negative covenants intended to restrict us from failing to qualify as a REIT and (2) financial covenants to be met by us, including a minimum net asset value covenant (which shall not be less than an amount equal to (i) $100 million, (ii) 75% of the greatest net asset value during the prior calendar quarter, and (iii) 65% of the greatest net asset value during the prior calendar year), a maximum total debt to consolidated tangible net worth covenant (8:1), a minimum liquidity covenant ($2.5 million), and a minimum EBITDA to interest expense covenant (1.5:1). These covenants may restrict our ability to engage in transactions that we believe would otherwise be in the best interests of our stockholders. Failure to comply with any of the covenants in the JPM repurchase facility or the Wells repurchase facility could result in a default. This could cause our lenders to accelerate the timing of payments and may have a material adverse effect on our business, financial condition and results of operations, our ability to make distributions to our stockholders and the trading price of our common stock.

In the event non-recourse long-term securitizations become available to us in the future, such structures may expose us to risks which could result in losses to us.

We may seek to enhance the returns of all or a senior portion of our commercial mortgage loans through securitizations, should the market to securitize commercial mortgage loans recover. To securitize our portfolio investments, we may create a wholly-owned subsidiary and contribute a pool of assets to the subsidiary. This could include the sale of interests in the subsidiary on a non-recourse basis to purchasers whom we would expect to be willing to accept a lower interest rate to invest in investment grade loan pools, and we would retain a portion of the equity in the securitized pool of portfolio investments. The successful securitization of our portfolio investments might expose us to losses as the commercial real estate investments in which we do not sell interests will tend to be those that are riskier and more likely to generate losses.

Risks related to hedging

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs that could result in material losses.

The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates, we may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased. In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction will most likely result in its default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our commitments, if any, at the then current market price. Although generally we will seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty and we may not be able to enter into an offsetting contract in order to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in significant losses.

Should we choose not to pursue, or fail to qualify for, hedge accounting treatment, our operating results may suffer because losses on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction or item.

We intend to record derivative and hedging transactions in accordance with accounting principles generally accepted in the U.S., or GAAP. We may choose not to pursue, or fail to qualify for, hedge accounting treatment. If we were to pursue hedge accounting treatment, we could fail to qualify for a number of reasons, including the use of instruments that do not meet the GAAP definition of a derivative (such as short sales), failure to satisfy GAAP hedge documentation or hedge effectiveness assessments conclude that our instruments are not highly effective. If we choose not to pursue, or fail to qualify for, hedge accounting treatment, our operating results may suffer because losses, if any, on the derivatives that we enter into may not be offset by a change in the fair value of the related hedged transaction or item.

Accounting rules for certain of our transactions are highly complex and involve significant judgment and assumptions. Changes in accounting interpretations or assumptions could impact our consolidated financial statements.

Accounting rules for transfers of financial assets, securitization transactions, consolidation of variable interest entities and other aspects of our anticipated operations are highly complex and involve significant judgment and assumptions. These complexities could lead to a delay in preparation of financial information and the delivery of this information to our stockholders. Changes in accounting interpretations or assumptions could impact our consolidated financial statements and our ability to timely prepare our consolidated financial statements. Our inability to timely prepare our consolidated financial statements in the future would likely adversely affect our stock price significantly.

Risks related to our investments

Our portfolio of assets may be concentrated and will be subject to risk of default.

While we intend to diversify our portfolio of investments in the manner described in this prospectus, we are not required to observe specific diversification criteria, except as may be set forth in the investment guidelines adopted by our board of directors. Therefore, our investments in our target assets may at times be concentrated in certain property types that are subject to higher risk of foreclosure, or secured by properties concentrated in a limited number of geographic locations.

For example, as of August 31, 2010, 76.4% of our first mortgage loans are secured by properties located in Manhattan, NY, and 74.6% of our first mortgage loans are secured by hotel properties. Continued deterioration of economic conditions in any state in which we have a significant concentration of borrowers could have a material and adverse effect on our business by reducing demand for new financings, limiting the ability of customers to repay existing loans and impairing the value of our real estate collateral and real estate owned properties.

To the extent that our portfolio is concentrated in any region, in any type of asset, or type of borrower or security, downturns relating generally to such region, asset, type of borrower or security may result in defaults on a number of our assets within a short time period, which may reduce our net income and the value of our common stock and accordingly reduce our ability to pay dividends to our stockholders.

We have not yet executed binding purchase commitments covering assets to be acquired with the net proceeds of this offering, and therefore, it may be difficult to evaluate the allocation of such proceeds or the economic merits of our investments prior to making an investment decision.

We are in the process of deploying our capital and building a diversified portfolio of performing commercial mortgage loans and CMBS assets. As of August 31, 2010, we had deployed substantially all of the IPO and the Private Placement proceeds and borrowed approximately $379 million, resulting in a portfolio comprised, on an amortized cost basis, of approximately $110 million of first mortgage loans, $409 million of CMBS and $59 million of mezzanine loans. We have not yet executed binding purchase commitments covering assets to be acquired with the expected net proceeds from this offering. As a result, you will be unable to evaluate the allocation of the remaining proceeds from our IPO or the proceeds from this offering, and accordingly, you will not be able to assess the economic merits of our future investments before making an investment decision with respect to our common stock. Additionally, our investments will be selected by our Manager and our stockholders will not have input into such investment decisions. As a result, we may use the remaining net proceeds from our IPO and/or the net proceeds from this offering to make investments with which you may not agree. These factors will increase the uncertainty, and thus the risk, of investing in shares of our common stock. The failure of our management to apply these proceeds effectively or find investments that meet our investment criteria in sufficient time or on acceptable terms could result in unfavorable returns or cause a material adverse effect on our business, financial condition, liquidity and results of operations.

We may be unable to maintain our dividend rate if we are unable to deploy the proceeds from this offering in assets that will provide returns at current expected levels.

On August 11, 2010, our board of directors declared a dividend of $0.40, which represents a 14.3% increase over our prior quarterly dividends. This dividend was in excess of our quarterly net income for the fiscal quarter ended June 30, 2010. Our board of directors based this dividend on the assumption that we will be able to achieve our expected investment returns on our assets over time. If we are unable to deploy the proceeds from this offering in assets that will provide returns at current expected levels, we may be unable to maintain the current dividend rate or may make distributions from capital, such as the proceeds from this offering, rather than net income.

We may not achieve our targeted internal rate of return on our investments which may lead to future returns that may be significantly lower than anticipated.

Our calculations of internal rates of return with respect to our investments are based on, among other considerations, assumptions regarding the performance of our assets, the costs of financing, the availability of our repurchase facilities and the absence of extensions, dispositions, early prepayments or defaults, all of which are subject to significant uncertainty. In addition, events or conditions that have not been anticipated may occur and may have a significant effect on the actual rate of return received on our target assets. If these assumptions fail to materialize, future returns on our investments may be significantly lower than initially anticipated. For additional discussion of factors that may affect actual returns on our investments, see “Quantitative and qualitative disclosures about market risk.”

Our temporary investments are expected to provide a lower net return than our target assets.

Until appropriate investments can be identified, our Manager may invest the net proceeds from this offering in interest-bearing short-term investments, including money market accounts and/or funds, that are consistent with our intention to qualify as a REIT and maintain our exemption under the 1940 Act. These investments are expected to provide a lower net return than we will seek to achieve from investments in our target assets.

We may be subject to lender liability claims.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lending institutions on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or stockholders. We cannot assure prospective investors that such claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

Any credit ratings assigned to our investments will be subject to ongoing evaluations and revisions and we cannot assure you that those ratings will not be downgraded.

Some of our assets may be rated by nationally recognized statistical rating organizations or (in the case of TALF funding) CMBS eligible national rating agencies. Any credit ratings on our assets are subject to ongoing evaluation by credit rating agencies, and these ratings could be changed or withdrawn by a rating agency in the future if, in its judgment, circumstances warrant. If rating agencies assign a lower-than-expected rating or reduce or withdraw, or indicate that they may reduce or withdraw, their ratings of our investments in the future, the value of these investments could significantly decline, which would adversely affect the value of our investment portfolio and could result in losses upon disposition or the failure of borrowers to satisfy their debt service obligations to us. An investment grade credit rating does not provide assurance that the subject investment will not become impaired.

We may experience a decline in the fair value of our assets.

A decline in the fair market value of our assets may require us to recognize an “other-than-temporary” impairment against such assets under GAAP if we were to determine that, with respect to any assets in unrealized loss positions, we do not have the ability and intent to hold such assets to maturity or for a period of time sufficient for a forecasted market price recovery up to or beyond the cost of such assets. If such a determination were to be made, we would recognize unrealized losses through earnings and write down the amortized cost of such assets to a new cost basis, based on the fair value of such assets on the date they are considered to be other-than-temporarily impaired. Such impairment charges reflect non-cash losses at the time of recognition; subsequent disposition or sale of such assets could further affect our future losses or gains, as they are based on the difference between the sale price received and adjusted amortized cost of such assets at the time of sale.

Some of our portfolio investments will be recorded at fair value and, as a result, there will be uncertainty as to the value of these investments. Furthermore, our determinations of fair value may have a material impact on our financial condition, liquidity and results of operations.

We expect that the value of some of our investments may not be readily determinable. We will value these investments quarterly at fair value, as determined in accordance with GAAP. Because such valuations are subjective, the fair value of certain of our assets may fluctuate over short periods of time and our determinations of fair value may differ materially from the values that would have been used if a ready market for these assets existed. Our determinations of fair value may have a material impact on our earnings, in the case of impaired loans and other assets, trading securities and available-for-sale securities that are subject to other-than-temporary impairments, or our accumulated other comprehensive income/(loss) in our stockholders’ equity, in the case of available-for-sale securities that are subject only to temporary impairments. Accordingly, the value of our common stock could be adversely affected by our determinations regarding the fair value of our investments, whether in the applicable period or in the future.

Additionally, our results of operations for a given period could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal. The valuation process has been particularly challenging recently as market events have made valuations of certain assets more difficult, unpredictable and volatile.

Liability relating to environmental matters may impact the value of properties that we may acquire or the properties underlying our investments.

Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances.

The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of a property underlying one of our debt investments becomes liable for removal costs, the ability of the owner to make payments to us may be reduced, which in turn may adversely affect the value of the relevant mortgage asset held by us and on our ability to make distributions to our stockholders.

If we own any properties, mortgage or other real estate-related loans upon a default of the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, thus harming our financial condition. The discovery of material environmental liabilities attached to such properties could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.

Investments in preferred equity involve a greater risk of loss than traditional debt financing.

We may invest in real estate preferred equity as an alternative to mezzanine loans, which involves a higher degree of risk than first mortgage loans due to a variety of factors, including the risk that such investments are subordinate to first mortgage loans and are not collateralized by property underlying the investment and, in certain instances, may not have financial performance covenants. Although as a holder of preferred equity we may enhance our position with covenants that limit the activities of the entity in which we have an interest and protect our equity by obtaining an exclusive right to control the underlying property after an event of default, should such a default occur on our investment, we would only be able to proceed against the entity in which we have an interest, and not the property owned by such entity and underlying our investment. Further, preferred equity does not ordinarily afford the holder with the full range of protections of a creditor. As a result, we may not recover some or all of our investment.

Risks related to our common stock

The market price and trading volume of our common stock may vary substantially.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “ARI.” The stock markets, including the NYSE, have experienced significant price and volume fluctuations over the past several years. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.

Some of the factors that could negatively affect the market price of our common stock include:

•	our actual or projected operating results, financial condition, cash flows and liquidity or changes in business strategy or prospects;

•	actual or perceived conflicts of interest with our Manager or Apollo and individuals, including our executives;

•	equity issuances by us, or share resales by our stockholders, or the perception that such issuances or resales may occur;

•	actual or anticipated accounting problems;

•	publication of research reports about us or the real estate industry;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we may incur in the future;

•	actions by our stockholders;

•	additions to or departures of our Manager’s or Apollo’s key personnel;

•	speculation in the press or investment community;

•	our failure to meet, or the lowering of, our earnings estimates or those of any securities analysts;

•

increases in market interest rates, which may lead investors to demand a higher distribution yield for our common stock, if we have begun to make distributions to our stockholders, and would result in increased interest expenses on our debt;

•	the failure to maintain our REIT qualification or exemption from the 1940 Act;

•	the passage of legislation or other regulatory developments that adversely affect us or the assets in which we seek to invest;

•	the realization of any of the other risk factors presented in this prospectus and as incorporated by reference therein;

•	price and volume fluctuations in the stock market generally; and

•	general market and economic conditions, including the current state of the credit and capital markets.

Market factors unrelated to our performance could also negatively impact the market price of our common stock. One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in capital markets can affect the market value of our common stock. For instance, if interest rates rise, it is likely that the market price of our common stock will decrease as market rates on interest-bearing securities increase.

Common stock and preferred stock eligible for future sale may have adverse effects on our share price.

Subject to applicable law, our board of directors has the authority, without further stockholder approval, to authorize us to issue additional authorized shares of common stock and preferred stock on the terms and for the consideration it deems appropriate. We cannot predict the effect, if any, of future sales of our common stock, or the availability of shares for future sales, on the market price of our common stock. The market price of our common stock may decline significantly when the restrictions on resale by certain of our stockholders lapse. Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.

We are offering 6,000,000 shares of our common stock as described in this prospectus. Sales of substantial amounts of our common stock into the public market, through this offering or otherwise, or the perception that such sales could occur, may adversely affect the market price of our common stock. Immediately prior to this offering, we had 10,651,905 shares of our common stock issued and outstanding. Of those shares, 10,000,000 shares were sold in our IPO and are freely transferable.

Concurrently with the closing of our IPO, we sold 500,000 shares of our common stock to Apollo and certain of its affiliates, including our officers, in the Private Placement, at $20.00 per share for aggregate proceeds of $10 million. We did not pay any underwriting discounts or commissions in connection with the Private Placement. The shares of our common stock purchased in the Private Placement are subject to a lock up agreement with us that runs through September 23, 2010. Our 2009 Equity Incentive Plan includes provisions for grants of restricted common stock and other equity based awards, including restricted stock units, to our directors or officers or any personnel of our Manager and its affiliates. Concurrently with the closing of our IPO and the Private Placement, we granted 257,500 shares of restricted common stock, equal to 2.5% of the number of shares of our common stock that we issued in our IPO and the Private Placement, to our independent directors, our officers and certain of our Manager’s personnel. We also granted certain additional restricted shares of common stock to one new member of the personnel of our Manager on December 31, 2009. Effective as of March 23, 2010, we entered into restricted stock unit award agreements with Joseph F. Azrack, our President and Chief Executive Officer, Stuart A. Rothstein, our Chief Financial Officer, Treasurer and Secretary, and certain personnel of our Manager. Pursuant to these agreements, Mr. Azrack forfeited 31,250 restricted shares of common stock and received, in exchange, a grant of 31,250 restricted stock units pursuant to our 2009 Equity Incentive Plan and Mr. Rothstein forfeited 16,667 restricted shares of common stock and received, in exchange, a grant of 16,667 restricted stock units pursuant to our 2009 Equity Incentive Plan. Including award agreements entered into by personnel of our Manager, as of June 30, 2010, an aggregate of 102,084 restricted shares of our common stock were forfeited in exchange for an equivalent number of restricted stock units. The restricted stock units granted by the award agreements to our Chief Executive Officer, our Chief Financial Officer and certain personnel of our Manager will vest on a quarterly schedule in the same manner as the forfeited shares of restricted common stock with the initial vesting date on July 1, 2010 and the final vesting date scheduled for September 29, 2012. In addition, the award agreements grant recipients the right to receive, with respect to each restricted stock unit, within the first 30 days of the succeeding fiscal year, cash in an amount equal to the cash dividend distributions paid during the fiscal year in the ordinary course on a share of our common stock. Following the expiration of the final vesting period, we will deliver shares of non-restricted common stock to our Chief Executive Officer, our Chief Financial Officer and the applicable personnel of our Manager. On April 1, 2010, as part of their annual compensation, our independent directors were granted an aggregate of 8,364 shares of restricted stock under the 2009 Equity Incentive Plan. These shares will vest ratably over twelve quarters with the initial vesting date scheduled for July 1, 2010 and the final vesting date scheduled for April 1, 2013. During July 2010, 5,000 restricted stock units were granted to certain personnel of our Manager. The restricted stock units had an estimated fair value of $80,000 at the date of grant and will vest ratably over twelve quarters with the initial vesting date scheduled for October 1, 2010 and the final vesting date scheduled for July 1, 2013. Further, during July 2010, we entered into a restricted stock unit award agreement with certain personnel of our Manager pursuant to which 16,875 restricted shares of common stock issued pursuant to our 2009 Equity Incentive Plan were exchanged for a grant of 16,875 restricted stock units.

We may issue from time to time additional shares of common stock and securities convertible into, or exchangeable or exercisable for, common stock in subsequent public offerings or private placements to make new investments or for other purposes. We are not required to offer any such shares or securities to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future share or security issuances, which may dilute the existing stockholders’ interests in us.

Investing in our common stock may involve a high degree of risk.

The investments that we make in accordance with our investment objectives may result in a high amount of risk when compared to alternative investment options and volatility or loss of principal. Our investments may be highly speculative and aggressive, and therefore an investment in our common stock may not be suitable for someone with lower risk tolerance.

Future offerings of debt or equity securities, which would rank senior to our common stock, may adversely affect the market price of our common stock.

If we decide to issue debt or equity securities in the future, which would rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, the holders of our common stock will bear the risk of our future offerings, reducing the market price of our common stock and diluting the value of their stock holdings in us.

Risks related to our organization and structure

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of deterring a third party from making a proposal to acquire us or of impeding a change in control under circumstances that otherwise could provide the holders of our common stock with the opportunity to realize a premium over the then-prevailing market price of our common stock. We are subject to the “business combination” provisions of the MGCL that, subject to limitations, prohibit certain business combinations (including a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of our then outstanding voting stock or an affiliate or associate of ours who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of our then outstanding voting stock) or an affiliate thereof for five years after the most recent date on which the stockholder becomes an interested stockholder. After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of our voting stock; and (2) two-thirds of the votes entitled to be cast by holders of our voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations (1) between us and any other person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person) and (2) between us and Apollo and its affiliates and associates and persons acting in concert with any of the foregoing. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interests of our stockholders, without compliance by our company with the supermajority vote requirements and other provisions of the statute. There can be no assurance that our board of directors will not amend or revoke this exemption in the future.

The “control share” provisions of the MGCL provide that a holder of “control shares” of a Maryland corporation (defined as shares which, when aggregated with all other shares controlled by the stockholder (except solely by virtue of a revocable proxy), entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of issued and outstanding “control shares”) has no voting rights with respect to such shares except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding votes entitled to be cast by the acquiror of control shares, our officers and our personnel who are also our directors. Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

The “unsolicited takeover” provisions of the MGCL permit our board of directors, without stockholder approval and regardless of what is currently provided in our charter or bylaws, to implement takeover defenses, some of which (for example, a classified board) we do not yet have. Our charter contains a provision whereby we have elected to be subject to the provisions of Title 3, Subtitle 8 of the MGCL relating to the filling of vacancies on our board of directors. These provisions may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide the holders of shares of common stock with the opportunity to realize a premium over the then current market price. See “Certain Provisions of the Maryland General Corporation Law and our Charter and Bylaws—Business combinations,” “—Control share acquisitions” and “—Subtitle 8.”

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock. In addition, our board of directors may, without stockholder approval, amend our charter to increase the aggregate number of our shares of stock or the number of shares of stock of any class or series that we have the authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the terms of the classified or reclassified shares. As a result, our board of directors may establish a series of shares of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders.

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Our charter limits the liability of our present and former directors and officers to us and our stockholders for money damages to the maximum extent permitted under Maryland law. Under Maryland law, our present and former directors and officers do not have any liability to us and our stockholders for money damages other than liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty by the director or officer that was established by a final judgment and was material to the cause of action adjudicated.

Our charter authorizes us to indemnify our directors and officers for actions taken by them in those and other capacities to the maximum extent permitted by Maryland law. Our bylaws require us to indemnify each present and former director or officer, to the maximum extent permitted by Maryland law, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. We have entered into indemnification agreements with each of our directors and officers pursuant to which we may be obligated to pay or reimburse the defense costs incurred by our present and former directors and officers without requiring a preliminary determination of their ultimate entitlement to indemnification. See “Certain Provisions of Maryland General Corporation Law and our Charter and Bylaws—Indemnification and the limitation of directors’ and officers’ liability.”

Our charter contains provisions that make removal of our directors difficult, which could make it difficult for our stockholders to effect changes to our management.

Our charter provides that, subject to the rights of any series of preferred stock, a director may be removed with or without cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. Vacancies may be filled only by a majority of the remaining directors in office, even if less than a quorum. These requirements make it more difficult to change our management by removing and replacing directors and may prevent a change in control of our company that is in the best interests of our stockholders.

Ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.

In order for us to qualify as a REIT for each taxable year after 2009, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year, and at least 100 persons must beneficially own our stock during at least 335 days of a taxable year of 12 months, or during a proportionate portion of a shorter taxable year. “Individuals” for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. To preserve our REIT qualification, among other purposes, our charter generally prohibits any person from directly or indirectly owning more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our capital stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock. This ownership limit could have the effect of discouraging a takeover or other transaction in which holders of our common stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests. Our board of directors has established exemptions from this ownership limit which permit Apollo and certain of its affiliates to collectively hold up to 25% of our common stock and an institutional investor and certain of its specified affiliates to collectively hold up to 15% of our common stock.

Risks related to our taxation as a REIT

Qualifying as a REIT involves highly technical and complex provisions of the Internal Revenue Code, and our failure to qualify as a REIT or remain qualified as a REIT would subject us to U.S. federal income tax and applicable state and local taxes, which would reduce the amount of cash available for distribution to our stockholders.

We believe that we have been organized and operate and intend to continue to be organized and to operate in a manner that will allow us to qualify as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2009. We have not requested and do not intend to request a ruling from the Internal Revenue Service, or the IRS, that we qualify as a REIT. The U.S. federal income tax laws governing REITs are complex, and judicial and administrative interpretations of the U.S. federal income tax laws governing REIT qualification are limited. To qualify as a REIT, we must meet, on an ongoing basis, various tests regarding the nature and diversification of our assets and our income, the ownership of our outstanding shares, and the amount of our distributions. Even a technical or inadvertent violation could jeopardize our REIT qualification. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for us to qualify as a REIT. In addition, our ability to satisfy the requirements to qualify as a REIT depends in part on the actions of third parties over which we have no control or only limited influence, including in cases where we own an equity interest in an entity that is classified as a partnership for U.S. federal income tax purposes. Thus, while we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year.

If we fail to qualify as a REIT in any taxable year, and we do not qualify for certain statutory relief provisions, we would be required to pay U.S. federal income tax on our taxable income, and distributions to our stockholders would not be deductible by us in determining our taxable income. In such a case, we might need to borrow money or sell assets in order to pay our taxes. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our taxable income to our stockholders. In addition, unless we were eligible for certain statutory relief provisions, we could not re-elect to qualify as a REIT for the subsequent four taxable years following the year in which we failed to qualify.

Complying with REIT requirements may force us to liquidate or forego otherwise attractive investments.

To qualify as a REIT, we must ensure that we meet the REIT gross income test annually and that, at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities, shares in REITs and other qualifying real estate assets, including certain mortgage loans and certain kinds of mortgage-backed securities. The remainder of our investments in securities (other than government securities and REIT qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and securities that are qualifying real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries, or TRSs. See “U.S. Federal Income Tax Considerations—Asset tests.” If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate from our portfolio, or contribute to a TRS, otherwise attractive investments, and may be unable to pursue investments that would be otherwise advantageous to us in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

REIT distribution requirements could adversely affect our ability to execute our business plan and may require us to incur debt or sell assets to make such distributions.

In order to qualify as a REIT, we must distribute to our stockholders, each calendar year, at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to U.S. federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on the amount, if any, by which our distributions in any calendar year are less than a minimum amount specified under U.S. federal income tax laws. We intend to distribute our net income to our stockholders in a manner intended to satisfy the REIT 90% distribution requirement and to avoid the 4% nondeductible excise tax.

In addition, our taxable income may substantially exceed our net income as determined by GAAP or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, we may be required to accrue interest and discount income on mortgage loans, CMBS, and other types of debt securities or interests in debt securities before we receive any payments of interest or principal on such assets. We may be required under the terms of the indebtedness that we incur, whether to private lenders or pursuant to government programs, to use cash received from interest payments to make principal payment on that indebtedness, with the effect that we will recognize income but will not have a corresponding amount of cash available for distribution to our stockholders.

As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, we may be required to: (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt or (iv) make a taxable distribution of our shares as part of a distribution in which stockholders may elect to receive shares or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with the REIT distribution requirements. Thus, compliance with the REIT distribution requirements may hinder our ability to grow, which could adversely affect the value of our common stock.

Even if we qualify as a REIT, we may face tax liabilities that reduce our cash flow.

Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income and assets, including taxes on any undistributed income, tax on income from some activities conducted as a result of a foreclosure, and state or local income, franchise, property and transfer taxes, including mortgage recording taxes. See “U.S. Federal Income Tax Considerations—Taxation of REITs in general.” In addition, ACREFI I TRS, Inc., or ACREFI TRS, a Delaware corporation that is indirectly wholly owned by us and with which we have made a joint election to treat it as a TRS, and any other TRSs we own will be subject to U.S. federal, state and local corporate taxes. In order to meet the REIT qualification requirements, or to avoid the imposition of a 100% tax that applies to certain gains derived by a REIT from sales of inventory or property held primarily for sale to customers in the ordinary course of business, we may hold some of our assets through taxable subsidiary corporations, including ACREFI TRS or any other TRSs we may form. Any taxes paid by such subsidiary corporations would decrease the cash available for distribution to our stockholders.

The failure of mortgage loans or CMBS subject to a repurchase agreement or a mezzanine loan to qualify as a real estate asset would adversely affect our ability to qualify as a REIT.

When we enter into repurchase agreements, we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreements notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT. In January 2010, we entered into the JPM repurchase facility, providing us with up to $100 million in borrowing capacity in order to finance the origination and acquisition of first mortgage loans and CMBS. In August 2010, we entered into the Wells repurchase facility, providing us with up to $250 million in borrowing capacity in order to finance the acquisition of CMBS.

In addition, we have and may continue to acquire and originate mezzanine loans, which are loans secured by equity interests in a partnership or limited liability company that directly or indirectly owns real property. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the REIT 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We expect to treat certain mezzanine loans that may not meet all of the requirements for reliance on this safe harbor as real estate assets giving rise to qualifying mortgage interest for purposes of the REIT asset and income requirements, or otherwise not adversely affecting our qualification as a REIT. There can be no assurance that the IRS will not challenge the tax treatment of these mezzanine loans, and if such a challenge were sustained, we could in certain circumstances be required to pay a penalty tax or fail to qualify as a REIT.

We may be required to report taxable income for certain investments in excess of the economic income we ultimately realize from them.

We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount will generally be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

Similarly, some of the CMBS that we acquire may have been issued with original issue discount. We will be required to report such original issue discount based on a constant yield method and will be taxed based on the assumption that all future projected payments due on such CMBS will be made. If such CMBS turns out not to be fully collectible, an offsetting loss deduction will become available only in the later year that uncollectability is provable.

Finally, in the event that any debt instruments or CMBS acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at its stated rate regardless of whether corresponding cash payments are received or are ultimately collectable. In each case, while we would in general ultimately have an offsetting loss deduction available to us when such interest was determined to be uncollectible, the utility of that deduction could depend on our having taxable income in that later year or thereafter.

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders may incur, and may limit the manner in which we effect future securitizations.

Securitizations by us or our subsidiaries could result in the creation of taxable mortgage pools for U.S. federal income tax purposes. As a result, we could have “excess inclusion income.” Certain categories of stockholders, such as non-U.S. stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to any such excess inclusion income. In addition, to the extent that our common stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, we may incur a corporate level tax on a portion of any excess inclusion income. Moreover, we could face limitations in selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

We may in the future choose to pay dividends in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.

We may in the future distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Under IRS Revenue Procedure 2010-12, up to 90% of any such taxable dividend for our taxable years 2010 and 2011 could be payable in our stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.

Further, as Revenue Procedure 2010-12 applies only to taxable dividends payable in cash or stock with respect to our taxable years 2010 and 2011, it is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in later years. Moreover, various aspects of such a taxable cash/stock dividend are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met.

Although our use of taxable REIT subsidiaries, or TRSs, may be able to partially mitigate the impact of meeting the requirements necessary to maintain our qualification as a REIT, our ownership of and relationship with our TRSs is limited and a failure to comply with the limits would jeopardize our REIT qualification and may result in the application of a 100% excise tax.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

ACREFI TRS and any other TRSs that we may form will pay U.S. federal, state and local income tax on their taxable income, and their after-tax net income will be available for distribution to us but will not be required to be distributed to us, unless necessary to maintain our REIT qualification. While we will be monitoring the aggregate value of the securities of our TRSs and intend to conduct our affairs so that such securities will represent less than 25% of the value of our total assets, there can be no assurance that we will be able to comply with the TRS limitation in all market conditions.

Dividends payable by REITs generally do not qualify for the reduced tax rates on dividend income from regular corporations, which could adversely affect the value of our shares.

The maximum U.S. federal income tax rate for certain qualified dividends payable to domestic stockholders that are individuals, trusts and estates is 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates and therefore may be subject to a 35% maximum U.S. federal income tax rate on ordinary income. Although the reduced U.S. federal income tax rate applicable to dividend income from regular corporate dividends does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our shares.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge our assets and operations. Under these provisions, any income that we generate from transactions intended to hedge our interest rate exposure will be excluded from gross income for purposes of the REIT 75% and 95% gross income tests if the instrument hedges interest rate risk on liabilities used to carry or acquire real estate assets, and such instrument is properly identified under applicable Treasury Regulations. Income from hedging transactions that do not meet these requirements will generally constitute nonqualifying income for purposes of both the REIT 75% and 95% gross income tests. See “U.S. Federal Income Tax Considerations—Gross income tests—Hedging transactions.” As a result of these rules, we may have to limit our use of hedging techniques that might otherwise be advantageous or implement those hedges through ACREFI TRS or another TRS. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit to us, although such losses may be carried forward to offset future taxable income of the TRS.

The tax on prohibited transactions will limit our ability to engage in transactions, including certain methods of securitizing mortgage loans, that would be treated as sales for U.S. federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held as inventory or primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell or securitize loans in a manner that was treated as a sale of the loans as inventory for U.S. federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans, other than through a TRS, and we may be required to limit the structures we use for our securitization transactions, even though such sales or structures might otherwise be beneficial for us.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of shares of our common stock.

At any time, the U.S. federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be changed, possibly with retroactive effect. We cannot predict if or when any new U.S. federal income tax law, regulation or administrative interpretation, or any amendment to any existing U.S. federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective or whether any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, U.S. federal income tax law, regulation or administrative interpretation.

Your investment has various U.S. federal income tax risks.

Although the provisions of the Internal Revenue Code generally relevant to an investment in shares of our common stock are described in “U.S. Federal Income Tax Considerations,” we urge you to consult your tax advisor concerning the effects of U.S. federal, state, local and foreign tax laws to you with regard to an investment in shares of our common stock.

Risks related to our exemption from the 1940 Act

Rapid changes in the values of our other real estate-related investments may make it more difficult for us to maintain our qualification as a REIT or exemption from the 1940 Act.

If the market value or income potential of real estate-related investments declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets in order to maintain our REIT qualification or exemption from the 1940 Act. If the decline in real estate asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of any non-qualifying assets that we may own. We may have to make investment decisions that we otherwise would not make absent the REIT and 1940 Act considerations.

Forward-looking statements

We make forward-looking statements in this prospectus and other filings we make with the SEC within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	use of the proceeds of this offering;

•	market trends in our industry, interest rates, real estate values, the debt securities markets or the general economy or the demand for commercial real estate loans;

•	our business and investment strategy;

•	our projected operating results;

•	actions and initiatives of the U.S. government, including the TALF, and changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;

•	the state of the U.S. economy generally or in specific geographic regions;

•	economic trends and economic recoveries;

•	our ability to obtain and maintain financing arrangements, including securitizations;

•	the amount of commercial mortgage loans requiring refinancing over the 2011 to 2015 period;

•	the anticipated shortfall of debt financing from traditional lenders;

•	the volume of short-term loan extensions;

•	the demand for new capital to replace maturing loans;

•	our expected leverage;

•	general volatility of the securities markets in which we participate;

•	changes in the value of our assets;

•	interest rate mismatches between our target assets and any borrowings used to fund such assets;

•	changes in interest rates and the market value of our target assets;

•	changes in prepayment rates on our target assets;

•	effects of hedging instruments on our target assets;

•	rates of default or decreased recovery rates on our target assets;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;

•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes;

•	our ability to maintain our exemption from registration under the 1940 Act;

•	availability of opportunities to acquire commercial mortgage-related, real estate-related and other securities;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future; and

•	our understanding of our competition.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings “Summary” and “Risk Factors,” as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, each of which is incorporated by reference into this prospectus. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Proceeds

We estimate that our net proceeds from this offering will be approximately $            , after deducting underwriting discounts and commissions and estimated offering expenses. We estimate that our net proceeds will be approximately $             if the underwriters exercise their overallotment option in full.

We intend to contribute the net proceeds of this offering to our subsidiaries, which in turn will use such net proceeds to repay borrowings under the JPM repurchase facility and any net proceeds remaining will be used to acquire our target assets in accordance with our objectives and strategies described in this prospectus. As of August 31, 2010, we had approximately $39 million of borrowings outstanding under the JPM repurchase facility, which were used to finance the acquisition of certain first mortgage loans. Amounts borrowed under the JPM repurchase facility bear interest at a spread of 3.00% over one-month LIBOR with no floor. The JPM repurchase facility has a term of one year, with two one-year extensions available at our option. For further information about our objectives and strategies, please see “Business—Our investment strategy,” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is incorporated by reference into this prospectus. We focus primarily on originating and acquiring performing commercial first mortgage loans, CMBS, mezzanine financings and other commercial real-estate debt investments, subject to our investment guidelines and to the extent consistent with maintaining our REIT qualification. The allocation of our capital among our target assets will depend on prevailing market conditions at the time we invest and may change over time in response to different prevailing market conditions, including with respect to interest rates and general economic and credit market conditions. There is no assurance that upon the completion of this offering we will allocate the proceeds from this offering in the same manner as described above among our target assets. In addition, in the future we may invest in assets other than our target assets, in each case subject to maintaining our qualification as a REIT for U.S. federal income tax purposes and our exemption from registration under the 1940 Act. Until appropriate assets can be identified, our Manager may invest the net proceeds from this offering in interest-bearing short-term investments, including money market accounts, that are consistent with our intention to qualify as a REIT. These investments are expected to provide a lower net return than we will seek to achieve from our target assets.

Price range of common stock and dividend payments

Our common stock began trading on the NYSE under the symbol “ARI” on September 24, 2009. On September 13, 2010, the closing price of our common stock, as reported on the NYSE, was $17.53. As of September 10, 2010, there were 17 registered record holders of shares of our common stock. The following table sets forth, for the periods indicated, the high and low sales prices per share for our common stock, and the dividends paid with respect to such shares:

	High	Low	Dividend per share

2009
Third quarter(1)	$20.00	$18.30	—
Fourth quarter	$18.57	$17.28	—

2010
First quarter	$18.18	$17.49	$0.35
Second quarter	$18.47	$16.09	$0.35
Third Quarter (through September 13, 2010)	$17.53	$16.23	$0.40

(1)	Information is provided only for the period from September 24, 2009 to September 30, 2009, as shares of our common stock did not begin trading publicly until September 24, 2009.

Distribution policy

U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all of our net taxable income to holders of our common stock out of assets legally available therefor.

On August 11, 2010, we declared a dividend of $0.40, which represents a 14.3% increase over our prior quarterly dividends. To date, our board of directors has authorized and we have declared the following dividends:

Declaration Date	Record Date	Payment Date	Amount

March 17, 2010	March 31, 2010	April 12, 2010	$0.35
May 12, 2010	June 30, 2010	July 12, 2010	$0.35
August 11, 2010	September 30, 2010	October 12, 2010	$0.40

We intend to make future regular quarterly distributions to holders of our common stock. However, our board of directors has the sole discretion to determine the timing, form (including cash and shares of our common stock at the election of each of our stockholders) and amount of any future distributions to our stockholders, and we cannot assure you that this level of distributions will be sustained, as any distributions that we pay in the future will depend upon our actual results of operations, financial conditions, economic conditions, debt covenants, funding or margin requirements under credit facilities, repurchase agreements or other secured and unsecured borrowing agreements, applicable provisions of the MGCL and such other factors as our board of directors deems relevant. In the event that our board of directors determines to make distributions in excess of the income or cash flow generated from our target assets, we may make such distributions from the proceeds of this offering or future offerings of equity or debt securities or other forms of debt financing or the sale of assets.

Our earnings and financial condition will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and any other expenditures. For more information regarding risk factors that could materially adversely affect our earnings and financial condition, see “Risk Factors.”

To the extent that in respect of any calendar year, cash available for distribution is less than our net taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. We will generally not be required to make distributions with respect to activities conducted through any domestic TRS that we form following the completion of this offering. For more information, see “U.S. Federal Income Tax Considerations—Taxation of our company—General.”

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. In addition, a portion of such distributions may be taxable stock dividends payable in our shares. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, see “U.S. Federal Income Tax Considerations—Taxation of taxable U.S. stockholders.”

Capitalization

The following table sets forth (1) our historical capitalization at June 30, 2010, and (2) our as adjusted capitalization, which reflects the sale of 6,000,000 shares of common stock in this offering at a price of $         per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. You should read this table together with “Use of Proceeds” and “Summary Financial Data,” included elsewhere in this prospectus, as well as our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010, which are incorporated by reference into this prospectus.

	As of June 30, 2010
(in thousands, except share data)	Historical	As adjusted

Assets:
Cash and cash equivalents	14,291
Contractual deposits	—
Securities available-for-sale, at estimated fair value	374,006
Commercial mortgage loans	85,916
Mezzanine loans	59,000
Interest receivable	3,457
Deferred financing costs	2,735
Other assets	38

Total Assets	539,443
Liabilities and Stockholders’ Equity
Liabilities:
TALF borrowings	305,658
Credit facility borrowings	18,089
Accounts payable and accrued expenses	2,550
Payable to related party	733
Dividends payable	3,806
Deferred underwriting fee ($8,000 of which is payable to the Manager)(1)	10,000

Total Liabilities	340,836

Stockholders’ Equity:
Common stock, $0.01 par value per share, 450,000,000 shares authorized, 10,668,780 shares issued and outstanding; 450,000,000 shares authorized, shares issued and outstanding, as adjusted	107
Additional paid-in-capital	199,168
Accumulated deficit	(5,032)
Accumulated other comprehensive loss	4,364

Total Stockholders’ Equity	198,607

Total Liabilities and Stockholders’ Equity	539,443
Total Capitalization	$539,443

(1)	At the closing of our IPO, the underwriters did not receive any payment directly from us for the underwriting fee equal to 5% of the gross proceeds raised in the IPO, or $10,000 in total. Our Manager paid the underwriters $8,000 on our behalf at closing (4% of the gross proceeds raised in our IPO) and our underwriters agreed to defer the receipt of $2,000 (1% of the gross proceeds raised in our IPO). We have agreed to pay $8,000 to our Manager and pay $2,000 to the underwriters if during any period of four consecutive calendar quarters during the 16 full calendar quarters after the consummation of the IPO our Core Earnings (as described herein) for any such four-quarter period exceeds an 8% performance Hurdle Rate (as described herein).

Management’s discussion and analysis of financial condition and results of operations

The section “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in each of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 is incorporated herein by reference.

Our Manager and the Management Agreement

General

We are externally advised and managed by our Manager. All of our officers are employees of our Manager or its affiliates. The executive offices of our Manager are located at 9 West 57th Street, 43rd Floor, New York, New York 10019, and the telephone number of our Manager’s executive offices is (212) 515-3200.

Executive officers and key personnel of our Manager

The following table sets forth certain information with respect to each of the executive officers and certain other key personnel of our Manager:

Executive officer	Age	Position held with our Manager	Position held with Apollo

Joseph F. Azrack	63	President and Chief Executive Officer; Head of Investment Committee	Managing Partner of Apollo Global Real Estate Management, L.P.
Eric L. Press	44	Vice President; Investment Committee member	Partner in Apollo’s private equity business
Stuart A. Rothstein	44	Vice President; Investment Committee member	Chief Financial Officer of Apollo’s real estate business
Marc Rowan	48	Vice President; Investment Committee member	Senior Managing Director and Director of Apollo Global Management, LLC
Henry R. Silverman	70	Vice President; Investment Committee member	Vice Chairman of Board of Directors, Chief Operating Officer and Director of Apollo Global Management, LLC
Scott Weiner	36	Vice President and Chief Investment Officer; Investment Committee member	Principal of Apollo Global Real Estate Management, L.P.
James Zelter	48	Vice President; Investment Committee member	Managing Partner of Apollo’s capital markets business

Biographical information

Set forth below is biographical information for the executive officers and other key personnel of our Manager, as of August 31, 2010.

Joseph F. Azrack Mr. Azrack has been our President and Chief Executive Officer and one of our directors since June 2009. He is also the President and Chief Executive Officer of our Manager and the head of our Manager’s Investment Committee. Mr. Azrack is the managing partner of Apollo Global Real Estate Management, L.P., a position he has held since August 2008. Mr. Azrack has 30 years of real estate investment management experience. Prior to joining Apollo, from 2004 to 2008, Mr. Azrack was President and Chief Executive Officer of Citi Property Investors where he chaired the firm’s Management Committee and Investment Committees, directing investment policy and strategy. Mr. Azrack was also a member of the Citigroup Alternative Investments Management Committee (May 2004 to July 2008) and Investment Committee (May 2004 to July 2008), and a member of Citi Infrastructure Investments’ Investment Committee (September 2006 to July 2008). From 1996 to 2003, he was Chief Executive Officer and Chairman of AEW Capital Management, L.P., founder and President of the AEW Partners Funds (1988 to 2003), a Director of Curzon Global Partners (1998 to 2003) and founder and Chairman of IXIS AEW Europe (2001 to 2003). As Chief Investment Officer of AEW Capital Management, L.P., in the early-mid 1990’s, Mr. Azrack was actively involved in the purchase of investment grade and below investment grade CMBS and the making of new first mortgage loans on behalf of AEW’s institutional clients. During this period, AEW invested over $1 billion in performing first mortgage loans and $300 million in CMBS. When interest rate spreads declined as the mortgage market became more efficient in the late 1990’s, Mr. Azrack was instrumental in the liquidation of the mortgage and CMBS portfolio. Under Mr. Azrack’s leadership, AEW was an early and successful participant in the purchase of non-performing loan portfolios from the Resolution Trust Company and banks, the formation of the Taubman Realty Group, the initial public offering of Taubman Centers in 1992 as the first UPREIT, and the management buildup and initial public offering of Evans-Withycombe Residential and its subsequent merger with Equity Residential Properties. Mr. Azrack served with AEW from 1983 to 2003. He is a past adjunct professor at Columbia University’s Graduate School of Business where he is a member of and from 1993 to 2003 chaired the Real Estate Program Advisory Board. He has also been a trustee of the Urban Land Institute since 1998. Mr. Azrack graduated from Villanova University with a BS and from Columbia University with an MBA.

Eric L. Press Mr. Press has been one of our directors since July 2009. He is also a Vice President of our Manager and a member of our Manager’s Investment Committee. Mr. Press has been a Partner in Apollo Private Equity since November 1998. Mr. Press joined Apollo in 1998. From 1992 to 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz, specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group, a management consulting firm focused on corporate strategy. Mr. Press serves on the boards of directors of Athene Re (July 2009 to present), Affinion Group (October 2006 to present), Harrah’s Entertainment (January 2008 to present), Metals USA (November 2005 to present), Noranda Aluminum (March 2007 to present), Prestige Cruise Holdings (November 2007 to present) and Verso Paper Corp (December 2008 to present). Previously, he served on the boards of directors of Innkeepers USA (June 2007 to April 2010), Quality Distribution, Inc. (May 2004 to May 2008), Wyndham International (May 2005 to August 2005) and AEP Industries (June 2004 to February 2005). Mr. Press graduated magna cum laude from Harvard College with an AB in Economics and Yale Law School, where he was a Senior Editor of the Yale Law Review.

Stuart A. Rothstein Mr. Rothstein has been our Chief Financial Officer, Secretary and Treasurer since September 2009. He is also a Vice President and a member of the Investment Committee of our Manager. Mr. Rothstein was previously Co-Managing Partner of Four Corners Properties, a real estate investment company formed with a former colleague, which acquired over $200 million of real estate comprising approximately 1.2 million square feet in Silicon Valley. Prior to Four Corners Properties, from January 2005 to March 2006, Mr. Rothstein served as a Director of KKR Financial Advisors LLC, overseeing all investments in commercial real estate. During his tenure, KKR Financial completed over $600 million in investments across a broad range of commercial real estate loans and securities, including mezzanine debt, B-notes, CMBS, syndicated bank debt and preferred and common equity. Mr. Rothstein also served as acting Chief Financial Officer of KKR Financial Holdings LLC through May 2005. From May 2004 to December 2004, Mr. Rothstein was a Director at RBC Capital Markets, responsible for the West Coast Real Estate Investment Banking practice. From August 2002 to March 2004, Mr. Rothstein was an Executive Vice President and Chief Financial Officer of the Related Capital Company, also serving as Chief Financial Officer for three then publicly traded operating companies, Centerline Capital Group (formerly CharterMac), American Mortgage Acceptance Company and Aegis Realty. From 1994 to 2001, Mr. Rothstein worked in various finance positions for Spieker Properties, including as its Chief Financial Officer from September 1999 to July 2001. Mr. Rothstein graduated from Pennsylvania State University with a BS in Accounting and Stanford University with an MBA.

Marc Rowan Mr. Rowan has been a Vice President and member of our Manager’s Investment Committee since September 2009. Mr. Rowan has been a Senior Managing Director and Director of Apollo Global Management, LLC since July 2007 and a managing partner of Apollo since October 1990. Mr. Rowan co-founded Apollo Management in 1990. Prior to joining Apollo, from 1985 to 1990, Mr. Rowan was a member of the Mergers & Acquisitions Group of Drexel Burnham Lambert, Incorporated, with responsibilities in high yield financing, transaction idea generation, and merger structure negotiation. Mr. Rowan currently serves on the boards of directors of the general partner of AP Alternative Assets, L.P. (June 2006 to present), Athene Re (July 2009 to present), Countrywide Holdings, Ltd. (May 2009 to present), Harrah’s Entertainment, Inc. (January 2008 to present) and Norwegian Cruise Lines (January 2008 to present). He has previously served on the boards of directors of AMC Entertainment, Inc. (April 2001 to January 2006), CableCom GmBH (2003 to 2005), Culligan Water Technologies, Inc. (1996 to 1998), Furniture Brands International (1996 to 1997), Mobile Satellite Ventures, LLC (2001 to 2008), National Cinemedia (2001 to 2006), Unity Media SCA (2002 to 2007), Wyndham International (1999 to 2005), Vail Resorts, Inc. (1992 to 2005), Samsonite Corporation (1993 to 2003), SkyTerra Communications Inc. (1999 to 2005), Quality Distribution, Inc. (1998 to 2005), National Financial Partners, Inc. (1998 to 2005) and New World Communications, Inc. Mr. Rowan is also active in charitable activities. He is a founding member and serves on the executive committee of the Youth Renewal Fund and is a member of the boards of directors of the National Jewish Outreach Program, and the Undergraduate Executive Board of The University of Pennsylvania’s Wharton School of Business. Mr. Rowan graduated summa cum laude from The University of Pennsylvania’s Wharton School of Business with a BS and an MBA in Finance.

Henry R. Silverman Mr. Silverman has been the Chairman of our board of directors since July 2009. He is also a Vice President of our Manager and is a member of our Manager’s Investment Committee. Mr. Silverman is the Vice Chairman of the board of directors, Chief Operating Officer and director of Apollo Global Management, LLC and joined Apollo in 2009. From November 2007 until February 2009, Mr. Silverman served as a senior advisor for Apollo. From July 2006 until November 2007, Mr. Silverman served as Chairman of the board of directors and the Chief Executive Officer of Realogy Corporation, formerly Cendant’s real estate division. Mr. Silverman was Chief Executive Officer of Cendant Corporation from December 1997 until the completion of Cendant’s separation plan in August 2006, as well as Chairman of the Board of Directors from July 1998 until August 2006. Mr. Silverman served as President of Cendant from December 1997 until October 2004. Mr. Silverman was Chairman of the board of directors, Chairman of the Executive Committee, and Chief Executive Officer of HFS Incorporated (Cendant’s predecessor) from May 1990 until December 1997. Cendant was a “Fortune 100” company and the largest global provider of consumer and business services within the travel and residential real estate sectors prior to its separation into several new companies in late 2006. Mr. Silverman continues to serve as a director and Chairman of the board of directors of Realogy Corporation, a position he has held since July 2006. Mr. Silverman is also a director of the general partner of AP Alternative Assets, L.P. Mr. Silverman has been involved for many years in numerous philanthropic, public service, and social policy initiatives. He serves on the Board of Commissioners of the Port Authority of New York and New Jersey, and as a trustee of the NYU Langone Medical Center. Mr. Silverman’s philanthropy includes Silverman Hall, the Silverman-Rodin scholars and the Silverman Professor of Law at Penn Law School, and the Silverman Professor of Obstetrics and Gynecology at NYU School of Medicine. Mr. Silverman was awarded the American Heritage Award from the Anti-Defamation League for lifetime achievement in fighting discrimination and was honored for his efforts to promote diversity in the workplace by the Jackie Robinson Foundation and the U.S. Hispanic Chamber of Commerce. Mr. Silverman graduated from Williams College in 1961, and the University of Pennsylvania Law School in 1964, and served as a legal officer in the U.S. Navy Reserve from 1965 to 1972.

Scott Weiner Mr. Weiner has been a Vice President and the Chief Investment Officer of our Manager and a member of our Manager’s Investment Committee since September, 2009. Mr. Weiner joined Apollo in 2009 from Barclays Capital where he was in charge of the U.S. Commercial Real Estate Large Loan and Structured Loan business from 2005 to 2009 (Managing Director, 2006 to 2009; Director, July 2005 to January 2006). In this capacity, Mr. Weiner managed the origination, pricing, structuring and closing of large fixed and floating rate mortgage loans and mezzanine loans throughout the U.S. He was also active in Barclay’s syndication of mortgage loans. From 1996 until 2005, he held various positions at Lehman Brothers, including Senior Vice President (December 2003 to July 2005), in the commercial real estate finance area where he specialized in structured first mortgage and mezzanine investments. Mr. Weiner graduated from Johns Hopkins University with a BA in international studies.

James Zelter Mr. Zelter has been a Vice President of our Manager and a member of our Manager’s Investment Committee since September, 2009. Mr. Zelter is the Managing Partner of Apollo’s capital markets business. Mr. Zelter joined Apollo in 2006. Prior to joining Apollo, Mr. Zelter was with Citigroup and its predecessor companies from 1994 to 2006. Most recently, as the Managing Director and Global Head of the Special Situations Investment Group, he was responsible for the global expansion and strong financial performance of the Special Situations Investment Group, a proprietary investment group he founded within Citigroup’s Fixed Income Division. From 2003 to 2006, while with Citigroup, Mr. Zelter also served on the Global Fixed Income Management Committee and the Fixed Income Division Planning Committee. In this role, he oversaw the firm’s High Yield Trading, Sales and Capital Market Groups. From 2003 to 2005, Mr. Zelter was Chief Investment Officer of Citigroup Alternative Investments, and prior to that, from 1997 to 2003, he was responsible for the firm’s Global High Yield franchise. In addition, from 2002 to 2006 he was a standing member of the Citigroup Pension Investment Committee, the Salomon Smith Barney Capital Partners Investment Committee and the Citigroup Mezzanine Partners Investment Committee. Prior to joining Citigroup, from 1989 to 1994, Mr. Zelter was a High Yield Trader at Goldman Sachs & Co. Mr. Zelter is a board member of DUMAC, the investment management company that oversees the Duke Endowment and Duke Foundation. Mr. Zelter graduated from Duke University with a degree in Economics.

Investment committee

Our Manager formed an Investment Committee which advises and consults with our Manager’s senior management team with respect to our investment strategy, investment portfolio holdings,

sourcing, financing and leverage strategies and investment guidelines, and approves our investments. The Investment Committee is chaired by Mr. Azrack and also includes Mr. Press, Mr. Rothstein, Mr. Rowan, Mr. Silverman, Mr. Weiner and Mr. Zelter. For biographical information on the members of the Investment Committee, see “—Biographical information.” The Investment Committee meets as frequently as it believes is necessary.

Management agreement

On September 23, 2009, we entered into the Management Agreement with our Manager, pursuant to which our Manager provides the day-to-day management of our operations and provides our company with our management team and appropriate support personnel.

The Management Agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. Our Manager’s role as manager is under the supervision and direction of our board of directors. Our Manager is responsible for (1) the selection, purchase and sale of our portfolio of assets, (2) our financing activities and (3) providing us with advisory services. Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, which may include, without limitation, the following:

(i)	serving as our consultant with respect to the periodic review of the investment guidelines and other parameters for our acquisition of assets, financing activities and operations, any modification to which will be approved by a majority of our independent directors;

(ii)	forming our Manager’s investment committee, which advises and consults with our Manager’s senior management team with respect to our investment strategy, investment portfolio holdings, sourcing, financing and leveraging strategies and investment guidelines;

(iii)	investigating, analyzing and selecting possible opportunities and acquiring, financing, retaining, selling, restructuring or disposing of assets consistent with the investment guidelines;

(iv)	representing and making recommendations to us in connection with the purchase and finance of, and commitment to purchase and finance, commercial mortgage loans (including on a portfolio basis), real estate-related debt securities, CMBS and other real estate-related assets and the sale and commitment to sell such assets;

(v)	with respect to prospective purchases, sales or exchanges of assets, conducting negotiations on our behalf with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

(vi)	advising us on, negotiating and entering into, on our behalf, credit facilities (including term loans and revolving facilities), repurchase agreements, resecuritizations, securitizations, warehouse facilities, agreements relating to borrowings under programs established by the U.S. government, commercial papers, interest rate swap agreements and other hedging instruments, and all other agreements and engagements required for us to conduct our business;

(vii)	establishing and implementing loan origination networks, conducting loan underwriting and the execution of loan transactions;

(viii)	oversight of loan portfolio servicers;

(ix)	providing us with portfolio management;

(x)	engaging and supervising, on our behalf and at our expense, independent contractors which provide investment banking, mortgage brokerage, securities brokerage, other financial services, due diligence services, underwriting review services, legal and accounting services and all other services as may be required relating to our assets;

(xi)	advising us on, preparing, negotiating and entering into, on our behalf, applications and agreements relating to programs established by the U.S. government;

(xii)	coordinating and managing operations of any co-investment interests or joint venture held by us and conducting all matters with the co-investment partners or joint venture;

(xiii)	arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote our business;

(xiv)	providing executive and administrative personnel, office space and office services required in rendering services to us;

(xv)	administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

(xvi)	communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(xvii)	counseling us in connection with policy decisions to be made by our board of directors;

(xviii)	evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf, consistent with such strategies as so modified from time to time, with our qualification as a REIT and with the investment guidelines;

(xix)	counseling us regarding the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury regulations thereunder and using commercially reasonable efforts to cause us to qualify for taxation as a REIT;

(xx)	counseling us regarding the maintenance of our exemption from the status of an investment company required to register under the 1940 Act, monitoring compliance with the requirements for maintaining such exemption and using commercially reasonable efforts to cause us to maintain such exemption from such status;

(xxi)	furnishing reports and statistical and economic research to us regarding our activities and services performed for us by our Manager;

(xxii)	monitoring the operating performance of our assets and providing periodic reports with respect thereto to the board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xxiii)	investing and reinvesting any moneys and securities of ours (including investing in short-term investments pending the acquisition of other assets, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners) and advising us as to our capital structure and capital raising;

(xxiv)	assisting us in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting systems and procedures, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Internal Revenue Code applicable to REITs and to conduct quarterly compliance reviews with respect thereto;

(xxv)	assisting us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xxvi)	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, as amended (or Exchange Act), the Securities Act, or by the NYSE;

(xxvii)	assisting us in taking all necessary action to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent required by the provisions of the Internal Revenue Code applicable to REITs;

(xxviii)	placing, or facilitating the placement of, all orders pursuant to our Manager’s investment determinations for us either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxix)	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) on our behalf in which we may be involved or to which we may be subject arising out of our day-to-day operations (other than with our Manager or its affiliates), subject to such limitations or parameters as may be imposed from time to time by the board of directors;

(xxx)	using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the board of directors from time to time;

(xxxi)	advising us with respect to and structuring long-term financing vehicles for our portfolio of assets, and offering and selling securities publicly or privately in connection with any such structured financing;

(xxxii)	serving as our consultant with respect to decisions regarding any of our financings, hedging activities or borrowings undertaken by us including (1) assisting us in developing criteria for debt and equity financing that is specifically tailored to our investment objectives, and (2) advising us with respect to obtaining appropriate financing for our investments;

(xxxiii)	performing such other services as may be required from time to time for management and other activities relating to our assets and business as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

(xxxiv)	using commercially reasonable efforts to cause us to comply with all applicable laws.

Pursuant to the Management Agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. The investment activities of our Manager are subject to the Investment Advisers Act of 1940. In addition, to the extent that officers of our Manager also serve as our officers, these officers owe us duties under Maryland law in their capacity as our officers. Under the Management Agreement, our Manager, its officers, stockholders, members, managers, directors, personnel, any person or entity controlling or controlled by our Manager and any of their officers, stockholders, members, managers, directors, employees, consultants and personnel, and any person providing advisory services to our Manager are not liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the Management Agreement, except because of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the Management Agreement, as determined by a final non-appealable order of a court of competent jurisdiction. We have agreed to indemnify our Manager, its officers, stockholders, members, managers, directors, personnel, any person or entity controlling or controlled by our Manager and any of their officers, stockholders, members, managers, directors, employees, consultants and personnel, and any person providing advisory services to our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the Management Agreement. Our Manager has agreed to indemnify us, our directors and officers with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the Management Agreement or any claims by our Manager’s personnel relating to the terms and conditions of their employment by our Manager. Our Manager is not liable for trade errors that may result from ordinary negligence, such as errors in the investment decision making process (for example, a transaction was effected in violation of our investment guidelines) or in the trade process (for example, a buy order was entered instead of a sell order, or the wrong security was purchased or sold, or a security was purchased or sold in an amount or at a price other than the correct amount or price). Notwithstanding the foregoing, our Manager carries errors and omissions and other customary insurance.

Pursuant to the terms of our Management Agreement, our Manager is required to provide us with our management team, including a chief executive officer, a chief financial officer and a chief compliance officer, along with appropriate support personnel, to provide the management services to be provided by our Manager to us. None of the officers or employees of our Manager are dedicated exclusively to us.

The Management Agreement may be amended or modified by agreement between us and our Manager. The initial term of the Management Agreement expires on September 23, 2012 (the third anniversary of the closing of our IPO), and will be automatically renewed for a one year term each anniversary date thereafter unless previously terminated as described below. Our independent directors review our Manager’s performance and the management fees annually and, following the initial term, the Management Agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) our determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent such termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. We must provide 180 days prior written notice of any such termination. Unless terminated for cause, our Manager will be paid a termination fee equal to three times the average annual base management fee earned by our Manager during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter before the date of termination.

We may also terminate the Management Agreement at any time, including during the initial term, without the payment of any termination fee, with 30 days prior written notice from our board of directors for cause, which is defined as:

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our Manager’s continued material breach of any provision of the Management Agreement following a period of 30 days after written notice thereof (or 60 days after written notice of such breach if our Manager has taken steps to cure such breach within 30 days of the written notice);

•	our Manager’s fraud, misappropriation of funds, or embezzlement against us;

•	our Manager’s gross negligence of duties under the Management Agreement;

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the occurrence of certain events with respect to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	our Manager is convicted (including a plea of nolo contendere) of a felony; and

•	the dissolution of our Manager.

Our Manager may generally only assign the Management Agreement or any of its duties thereunder with the written approval of a majority of our independent directors. Our Manager, however, may assign the Management Agreement or any of its duties thereunder to any of its affiliates without the approval of our independent directors if such assignment does not require our approval under the Investment Advisers Act of 1940.

Our Manager may terminate the Management Agreement if we become required to register as an investment company under the 1940 Act, with such termination deemed to occur immediately before such event, in which case we would not be required to pay a termination fee. Our Manager may also decline to renew the Management Agreement following the initial term by providing us with 180 days written notice, in which case we would not be required to pay a termination fee. In addition, if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us (or 60 days after written notice of such breach if our Manager has taken steps to cure such breach within 30 days of the written notice), our Manager may terminate the Management Agreement upon 60 days’ written notice. If the Management Agreement is terminated by our Manager upon our breach, we would be required to pay our Manager the termination fee described above.

Management fees, expense reimbursements, termination fee and refund of underwriting payment

We do not maintain an office or employ personnel. Instead, we rely on the facilities and resources of our Manager to conduct our day-to-day operations. Expense reimbursements to our Manager are made in cash on a monthly basis following the end of each month.

Base management fee

We pay our Manager a base management fee in an amount equal to 1.5% per annum of our stockholders’ equity, calculated and payable quarterly in arrears. For purposes of calculating the base management fee, our stockholders’ equity means the sum of the net proceeds from all issuances of our equity securities since inception (allocated on a pro rata basis for such issuances during the fiscal quarter of any such issuance), plus our retained earnings at the end of the most recently completed calendar quarter (as determined in accordance with GAAP, except without taking into account any non-cash equity compensation expense incurred in current or prior periods), less any amount that we pay for repurchases of our common stock since inception, and excluding any unrealized gains, losses or other items that do not affect realized net income (regardless of whether such items are included in other comprehensive income or loss, or in net income). This amount is adjusted to exclude one-time events pursuant to changes in GAAP, and certain non-cash items after discussions between our Manager and our independent directors and approved by a majority of our independent directors. Our stockholders’ equity, for purposes of calculating the base management fee, could be greater than or less than the amount of stockholders’ equity shown on our financial statements. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and personnel who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.

The base management fee of our Manager is calculated within 45 days after the end of each quarter and such calculation is promptly delivered to us. We are obligated to pay the base management fee in cash within five business days after delivery to us of the written statement of our Manager setting forth the computation of the base management fee for such quarter.

We recorded approximately $763,000 and $1,460,000 in base management fees for the period from September 29, 2009 (the date we commenced operations) to December 31, 2009 and for the six month period ended June 30, 2010, respectively.

Incentive fee

We do not pay our Manager any incentive fees.

Reimbursement of expenses

Because our Manager’s personnel perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the documented cost of performing such tasks.

We also pay all operating expenses, except those specifically required to be borne by our Manager under the Management Agreement. The expenses required to be paid by us include, but are not limited to:

•	expenses in connection with the issuance and transaction costs incident to the acquisition, disposition and financing of our assets;

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costs of legal, tax, accounting, third party administrators for the establishment and maintenance of the books and records, consulting, auditing, administrative and other similar services rendered for us by providers retained by our Manager;

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the compensation and expenses of our directors and the allocable share of cost of liability insurance under a universal insurance policy covering our Manager, Apollo or its affiliates and/or the company to indemnify our directors and officers;

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costs associated with the establishment and maintenance of any of our credit facilities, repurchase agreements, and securitization vehicles or other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of our securities offerings (including this offering);

•	expenses in connection with the application for, and participation in, programs established by the U.S. government;

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expenses connected with communications to holders of our securities or of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our stock on any exchange, the fees payable by us to any such exchange in connection with its listing, costs of preparing, printing and mailing our annual report to our stockholders and proxy materials with respect to any meeting of our stockholders;

•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us;

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expenses incurred by managers, officers, personnel and agents of our Manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our Manager in connection with the purchase, financing, refinancing, sale or other disposition of an asset or establishment and maintenance of any of our credit facilities, repurchase agreements, securitization vehicles and borrowings under programs established by the U.S. government or any of our securities offerings (including this offering);

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costs and expenses incurred with respect to market information systems and publications, pricing and valuation services, research publications and materials, and settlement, clearing and custodial fees and expenses;

•	compensation and expenses of our custodian and transfer agent, if any;

•	the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

•	all taxes and license fees;

•	all insurance costs incurred in connection with the operation of our business;

•	costs and expenses incurred in contracting with third parties, including affiliates of our Manager, for the servicing and special servicing of our assets;

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all other costs and expenses relating to our business operations, including, without limitation, the costs and expenses of acquiring, owning, protecting, maintaining, developing and disposing of assets, including appraisal, reporting, audit and legal fees;

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expenses relating to any office(s) or office facilities, including but not limited to disaster backup recovery sites and facilities, maintained for us or our assets separate from the office or offices of our Manager;

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expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the board of directors to or on account of holders of our securities or of our subsidiaries, including, without limitation, in connection with any dividend reinvestment plan;

•	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise), including any costs or expenses incurred in connection therewith, against us or any subsidiary, or against any trustee, director or officer of us or of any subsidiary in his capacity as such for which we or any subsidiary is required to indemnify such trustee, director or officer by any court or governmental agency;

•	all costs and expenses relating to the development and management of our website;

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the allocable share of expenses under a universal insurance policy covering our Manager, Apollo or its affiliates in connection with obtaining and maintaining “errors and omissions” insurance coverage and other insurance coverage which is customarily carried by property, asset and investment managers performing functions similar to those of our Manager in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets; and

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all other expenses actually incurred by our Manager (except as described below) which are reasonably necessary for the performance by our Manager of its duties and functions under the Management Agreement.

We do not reimburse our Manager or its affiliates for the salaries and other compensation of its personnel except that we reimburse our Manager or its affiliates for the allocable share of the compensation, including, without limitation, annual base salary, bonus, any related withholding taxes and employee benefits, paid to (1) our Chief Financial Officer based on the percentage of his time spent on our affairs and (2) other corporate finance, tax, accounting, internal audit, legal risk management, operations, compliance and other non-investment personnel of our Manager and its affiliates who spend all or a portion of their time managing our affairs based upon the percentage of time devoted by such personnel to our affairs.

In addition, we may be required to pay our pro rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses attributable to the personnel of our Manager and its affiliates required for our operations. These expenses are allocated to us based upon the percentage of time devoted by such personnel to our affairs. Reimbursements for certain expenses paid by our Manager on our behalf totaled $2,153,000 for the six months ended June 30, 2010.

Termination fee

A termination fee will be payable in the event that the Management Agreement is terminated without cause upon the affirmative vote of at least two-thirds of our independent directors, based upon unsatisfactory performance by our Manager that is materially detrimental to us or a determination that the compensation payable to our Manager under the Management Agreement is not fair, unless our Manager agrees to compensation that at least two-thirds of our independent directors determine is fair. The termination fee will be equal to three times the average annual base management fee earned by our Manager during the prior 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

Refund of Manager’s payment of IPO underwriting discount

Pursuant to the underwriting agreement among the underwriters, our Manager and us, our Manager agreed to pay the underwriters $0.80 per share with respect to each share sold in the IPO, representing the IPO underwriting discount. Pursuant to the Management Agreement, we have agreed to refund our Manager for its payment of the IPO underwriting discount if during any period of four consecutive calendar quarters during the 16 full calendar quarters after the consummation of our IPO our Core Earnings (as defined in the Management Agreement) for any such four-quarter period exceeds the product of (x) $20.00 (the IPO price per share) multiplied by the number of shares of common stock sold in our IPO, including any shares that may be sold upon exercise of the underwriters’ overallotment option, and in the Private Placement and (y) 8%. In addition, if the Management Agreement is terminated and we are required to pay our Manager the termination fee described above, we would also be required to refund our Manager for its payment of the initial underwriting discount irrespective of whether we have met the hurdle described above.

Our management

Our directors and officers

Our board of directors is comprised of seven members. Our directors are each elected to serve a term of one year. Our board of directors has determined that each of Ms. Connell and Messrs. Abbey, Beilinson and Salvati satisfy the listing standards for independence of the NYSE. Our bylaws provide that a majority of the board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL nor more than 15.

The following sets forth certain information with respect to our directors and executive officers:

Officer/Director	Age	Position held with our company

Henry R. Silverman	70	Chairman of the Board of Directors

Joseph F. Azrack	63	Chief Executive Officer and President, Director

Douglas D. Abbey	61	Director

Marc Beilinson	52	Director

Alice Connell	64	Director

Eric L. Press	44	Director

Michael E. Salvati	58	Director

Stuart A. Rothstein	44	Chief Financial Officer, Treasurer and Secretary

Biographical information

Directors and officers

For biographical information on Messrs. Azrack, Press, Rothstein and Silverman, see “Our Manager and the management agreement—Biographical information.” Additional biographical information of our directors is outlined below.

Douglas D. Abbey Mr. Abbey has been one of our directors since September 2009. Since 1992, Mr. Abbey has been a Member of the board of directors and Investment Committee of IHP Capital Partners, an investment firm he co-founded in 1992, which provides capital to the home building and land development industry. He is also the Co-Founder of AMB Property Corporation, an industrial REIT, where he worked in various capacities during a 22-year career from 1983 to 2005. He served as a member of the board of directors from November 1997 through May 2001. From November 1997 until December 2001 he was Chairman and Chief Executive Officer of AMB Capital Partners, LLC (formerly AMB Investment Management, Inc.) and then Chairman of AMB Capital Partners, LLC from December 2001 through January 2006. Since November 2009, he has served as a member of the board of directors of Pacific Mutual Holding Company and Pacific LifeCorp, the parent company of Pacific Life Insurance Company. On June 30, 2010, Mr. Abbey joined the board of directors of the Macerich Company, a shopping center REIT. Mr. Abbey has more than 30 years of experience in commercial and residential real estate investment and development. Since July 1998, Mr. Abbey has been a Trustee of the Urban Land Institute and served as its Vice Chairman from July 2003 to June 2005. He is also a member of the Executive

Committee of the Fisher Center for Real Estate and Urban Economics at UC Berkeley and has served in this capacity since February 1996. From 1998 to 2006 he served as a Trustee of Golden Gate University and was Chairman of the board of trustees from 2001 through 2002. He has served since January 2005 on the Real Estate Committee of the UCSF Foundation. Mr. Abbey is a member of the board of directors and Executive Committee of Bridge Housing Corporation, a non-profit affordable housing developer based in California. Mr. Abbey has been a Lecturer in Finance at the Stanford Graduate School of Business since 2005. Mr. Abbey is a graduate of Amherst College and has a master’s degree in city planning from the University of California, Berkeley.

Marc Beilinson Mr. Beilinson has been one of our directors since September 2009. Since September 2007, Mr. Beilinson has been the Executive Director of Minerva Equity Investors, a consulting and private equity firm specializing in distressed companies. He is currently the Chief Restructuring Officer of Innkeepers USA, a hotel company comprising approximately 10,000 rooms, and has held this position since November 2008. In July 2010, Innkeepers USA filed a voluntary petition for reorganization relief pursuant to chapter 11 of the United States Bankruptcy Code. Mr. Beilinson also serves on the Audit Committee and board of directors of Innkeepers USA, and has served in this capacity since August 2007. He also serves as the President of MMD Acquisition Corporation, his personal real estate investment company. In 2007, Mr. Beilinson retired from Pachulski, Stang, Ziehl & Jones, a nationally recognized boutique law firm specializing in corporate reorganization, where he had practiced since 1992. During Mr. Beilinson’s 25 years of practice, he spearheaded the operational and financial restructurings of nationally recognized companies such as American Rice, Inc., LogoAthelics, Inc., TreeSweet Juice Company, Coco’s restaurants, Carrow’s restaurants, General Cinemas, Loews Cineplex, Wherehouse Entertainment and DirecTV Latin America. In 2001, he was named one of the top 10 young restructuring lawyers in the nation by Turnarounds and Workouts magazine. Mr. Beilinson has previously served on the board of directors of Wyndham Hotels (from 1994 to 1997) and the boards of directors of University of California Davis School of Law and UCLA. Mr. Beilinson has lectured and been published on turnaround issues and served as an Adjunct Professor at Southwestern University School of Law from 1985 to 1993. Mr. Beilinson graduated from UCLA, magna cum laude, where he was elected student body president, and from UC Davis Law School.

Alice Connell Ms. Connell has been one of our directors since September 2009. In November 2009, Ms. Connell became Managing Principal for Bay Hollow Associates, LLC, a new commercial real estate consulting firm, whose services are primarily targeted to institutional investors. In addition, since January 2007, Ms. Connell has been the President and Chief Executive Officer of AM Connell Associates LLC, which provides consulting services and strategic advice to institutional investors and real estate owners and operators. Prior to forming AM Connell Associates LLC in 2007, Ms. Connell held a series of senior positions with TIAA-CREF from 1970 to December, 2006, most recently as Managing Director, Head of Portfolio Strategy and Management for both the Commercial Mortgage and Private Equity Real Estate Fund portfolios. Prior to this role, Ms. Connell’s responsibilities at TIAA-CREF included direct real estate equity investments in both the Eastern United States and Western Europe. While with TIAA-CREF, she developed a $2 billion private equity real estate portfolio, and she and her team created an investment plan for TIAA-CREF’s $25 billion commercial debt portfolio. Ms. Connell was elected Trustee of the ULI three times, most recently in May 2009, and serves as a member of its Finance Committee. She is also the Founder and former Chair of ULI’s New York’s District Council. She is currently a board member or member of the advisory committee of several real estate industry organizations, including the International Advisory Board of EuroHypo A.G. since 2004, the Real

Estate Advisory Committee of the New York Common Retirement Fund since June 2007, the Investment Committee of QS REP since 2009, and the Advisory Committees of both Parmenter Realty Partners and Park Madison Partners since 2009 and 2008, respectively. In November 2009, Ms. Connell joined the board of RREEF America III as an independent director. From 2004 to 2007, she was a member of the Executive Committee of the Zell-Lurie Real Estate Center of the Wharton School at the University of Pennsylvania. In 2003, she was honored by WX as their Real Estate Woman of the Year; she also served on WX’s board from 2004 to 2006. Ms. Connell holds a BA degree, magna cum laude, from St. Bonaventure University and an MA degree from New York University.

Michael E. Salvati Mr. Salvati has been one of our directors since September 2009. Since December 2000, Mr. Salvati has been President at Oakridge Consulting, Inc., which provides interim management, management consulting and corporate advisory services to companies ranging in size from start-ups to multinational corporations. From February 2004 to May 2004, Mr. Salvati served as Chief Financial Officer of AMI Semiconductor, Inc. From September 1998 to February 2000, Mr. Salvati was Executive Vice President—Chief Operating Officer of National Financial Partners, Corp., an Apollo affiliated venture focusing on the consolidation of small financial services firms that service high net worth individuals. From June 1996 to June 1998, he was Chief Financial Officer of Culligan Water Technologies, Inc., an affiliate of Apollo, where he oversaw the completion of nearly 50 acquisitions over a period of 18 months. Mr. Salvati was a partner at KPMG Peat Marwick LLP from 1990 to 1996. Mr. Salvati is a Certified Public Accountant and member of the American Institute of Certified Public Accountants, Illinois CPA Society. He currently serves as a member of the board of directors and Chair of the Audit Committee of Things Remembered, Inc., positions he has held since August, 2007. Mr. Salvati also serves as a Trustee of the National Multiple Sclerosis Society—Greater Illinois Chapter. Mr. Salvati’s previous board memberships include Lazydays, Inc., NCH Nu World Marketing, Ltd., Coho Energy, Inc., Prime Succession, Inc., and Castle Holdco 4, Ltd., an Apollo affiliate. Mr. Salvati received a BS in microbiology and a MS in accounting from the University of Illinois at Champaign-Urbana. Mr. Salvati qualifies as an “audit committee financial expert” under SEC guidelines.

Principal stockholders

The following table sets forth information as of August 31, 2010 regarding the beneficial ownership of our common stock by (i) each person known to us to be the beneficial owner of 5% or more of the common stock, (ii) our executive officers, (iii) our directors and (iv) all of our directors and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as shares of restricted common stock that are currently vested or which are scheduled to vest within 60 days).

	Common Stock Beneficially Owned
Name and Business Address(1)	Common Stock	Total	Percent of Class

Directors and Officers
Joseph F. Azrack(2)	29,994	29,994	*
Stuart A. Rothstein(2)	13,333	13,333	*
Marc Beilinson(2)(3)	7,091	7,091	*
Alice Connell(2)(3)	7,091	7,091	*
Douglas D. Abbey(2)(3)	17,091	17,091	*
Michael Salvati(2)(3)	7,091	7,091	*
Henry R. Silverman(2)	—	—	*
Eric L. Press(2)	—	—	*
All directors and executive officers as a group (8 persons)	81,691	81,691	0.77%

Thornburg Investment Management Inc.(4)	835,016	835,016	7.76%

(*)	Represents less than 1% of issued and outstanding shares of common stock.
(1)	The business address of each of the directors and executive officers is c/o Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019.
(2)	Each of our directors and executive officers has sole voting and investment power with respect to these shares, except that: (a) Mr. Abbey has indirect beneficial ownership of 10,000 shares held by the Abbey Charitable Remainder Unitrust dated 12/9/03, voting control over which Mr. Abbey shares with his spouse; (b) Mr. Rothstein is a limited partner with a non-controlling interest in ACREFI Co-Investors, L.P. (“Co-Investors”), which is the direct owner of 40,000 shares, to which Mr. Rothstein disclaims beneficial ownership except to the extent of his pecuniary interest therein; (c) Mr. Rothstein has indirect beneficial ownership of 5,000 shares held by the Stuart and Michelle Rothstein Living Trust; (d) Mr. Azrack is a limited partner with a non-controlling interest in Co-Investors, which is the direct owner of 40,000 shares, to which Mr. Azrack disclaims beneficial ownership except to the extent of his pecuniary interest therein.
(3)	Includes unvested restricted shares of common stock granted to our directors and executive officers pursuant to our 2009 Equity Incentive Plan as follows: (a) Mr. Salvati—5,467 restricted shares of common stock; (b) Mr. Beilinson—5,467 restricted shares of common stock; (c) Mr. Abbey—5,467 restricted shares of common stock; and (d) Ms. Connell—5,467 restricted shares of common stock.
(4)	On its Schedule 13G filed with the SEC on January 8, 2010, Thornburg Investment Management Inc. reported sole voting power and sole dispositive power with respect to 835,016 shares of common stock beneficially owned by it. The Schedule 13G reports a beneficial ownership percentage of shares of common stock of 7.76%, which does not include any shares issued or repurchased since such percentage was calculated for purposes of the Schedule 13G.

Description of capital stock

The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and our charter and our bylaws, copies of which are available from us upon request. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 450,000,000 shares of common stock, $0.01 par value per share, and up to 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series without stockholder approval. After giving effect to this offering, 17,551,905 shares of common stock will be issued and outstanding (if the underwriters’ overallotment option is exercised in full), and no shares of preferred stock will be issued and outstanding. Under Maryland law, stockholders are not generally liable for our debts or obligations.

Shares of common stock

All of the shares of common stock offered by this prospectus will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights, if any, of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock out of assets legally available therefor if, as and when authorized by our board of directors and declared by us, and the holders of shares of common stock are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all our known debts and liabilities.

The shares of common stock that we are offering will be issued by us and do not represent any interest in or obligation of our Manager, Apollo or any of their affiliates. Further, the shares are not a deposit or other obligation of any bank, are not an insurance policy of any insurance company and are not insured or guaranteed by the Federal Deposit Insurance Company, any other governmental agency or any insurance company. The shares of common stock will not benefit from any insurance guaranty association coverage or any similar protection.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no pre-emptive rights to subscribe for any securities of our company. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, shares of common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a share exchange unless the action is advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that these actions (other than amendments to the provisions of our charter related to the removal of a director and the restrictions on ownership and transfer of our stock, or amendments to the vote required to amend such provisions, which must be approved by at least two-thirds of the votes entitled to be cast on the amendment) may be approved by a majority of all of the votes entitled to be cast on the matter.

Power to reclassify our unissued shares of stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of stock, including one or more classes or series of stock that have priority with respect to voting rights, dividends or upon liquidation over our common stock, and authorize us to issue the newly-classified shares. Prior to issuance of shares of each class or series, our board of directors is required by Maryland law and by our charter to set, subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Our board of directors may take these actions without stockholder approval unless stockholder approval is required by the rules of any stock exchange or automatic quotation system on which our securities may be listed or traded. Therefore, our board could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.

Power to increase or decrease authorized shares of stock and issue additional shares of common and preferred stock

We believe that the power of our board of directors to amend our charter to increase or decrease the number of authorized shares of stock, to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue such classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the additional shares of common stock, will be available for issuance without further action by our stockholders, unless such approval is required by the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders.

Restrictions on ownership and transfer

In order for us to qualify as a REIT under the Internal Revenue Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations—Requirements for qualification as a REIT.”

Our charter contains restrictions on the ownership and transfer of our stock. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of all classes and series of our capital stock. We refer to these limits collectively as the “ownership limit.” A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as described below, is referred to as a “prohibited owner” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of shares of our stock.

The constructive ownership rules under the Internal Revenue Code are complex and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% by value or number of shares, whichever is more restrictive, of the outstanding shares of all classes and series of our capital stock (or the acquisition by an individual or entity of an interest in an entity that owns, actually or constructively, shares of our stock), could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of the ownership limit.

Our board may, in its sole discretion, subject to such conditions as it may determine and the receipt of certain representations and undertakings, prospectively or retroactively, waive the ownership limit or establish a different limit on ownership, or excepted holder limit, for a particular stockholder if the stockholder’s ownership in excess of the ownership limit would not result in our being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise would result in our failing to qualify as a REIT. As a condition of its waiver, our board of directors may, but is not required to, require an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our qualification as a REIT. Our board of directors has created an excepted holder limit of 25% for Apollo and certain of its affiliates and 15% for an institutional investor and certain of its specified affiliates. Each excepted holder limit, approved by our board of directors, allows the excepted holder to hold up to the applicable percentage of the outstanding shares of our common stock.

In connection with granting a waiver of the ownership limit, creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit for all other persons and entities unless, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding or we would otherwise fail to qualify as a REIT. Prior to the modification of the ownership limit, our board of directors may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure our qualification as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock or stock of all classes and series, as applicable, is in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of our common stock or stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock or stock of any other class or series, as applicable, in excess of such percentage ownership of our common stock or stock of all classes and series will be in violation of the ownership limit.

Our charter further prohibits:

•

any person from beneficially or constructively owning, applying certain attribution rules of the Internal Revenue Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limit or any of the other foregoing restrictions on ownership and transfer of our stock must give at least 15 days prior written notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on ownership and transfer of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required for us to qualify as a REIT.

If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, such transfer will be null and void and the intended transferee will acquire no rights in such shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result in any person violating the ownership limit or an excepted holder limit established by our board of directors or in our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then that number of shares (rounded up to the nearest whole share) that would cause the person to violate such restrictions will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us and the intended transferee will acquire no rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary by the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or our being “closely held” under Section 856(h) of the Internal Revenue Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then our charter provides that the transfer of the shares will be null and void.

Shares of stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of stock at market price, the last sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the market price on the date we accept, or our designee accepts, such offer. We may reduce the amount payable by the amount of any dividend or other distribution that we have paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above, and we may pay the amount of any such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, the trustee must distribute the net proceeds of the sale to the prohibited owner and pay any dividends or other distributions held by the trustee with respect to such shares of stock to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limit or the other restrictions on ownership and transfer of our stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last sales price reported on the NYSE (or other applicable exchange) on the day of the event which resulted in the transfer of such shares of stock to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any dividend or other distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the beneficiary of the trust, together with any dividends or other distributions thereon. In addition, if, prior to discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

The trustee will be designated by us and will be unaffiliated with us and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary of the trust, all dividends and other distributions paid by us with respect to the shares held in trust and may also exercise all voting rights with respect to the shares held in trust. These rights will be exercised for the exclusive benefit of the beneficiary of the trust.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

In addition, if our board of directors determines in good faith that a proposed transfer would violate the restrictions on ownership and transfer of our stock, our board of directors will take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares of stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice, stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide us with such additional information as we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limit. In addition, each stockholder must provide us with such information as we may request in good faith in order to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Any certificates representing shares of our stock will bear a legend referring to the restrictions described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association.

Shares eligible for future sale

Our shares of common stock began trading on the NYSE under the symbol “ARI” on September 24, 2009. Upon completion of this offering, we will have 16,651,905 shares of common stock outstanding (17,551,905 shares if the underwriters’ overallotment option is exercised in full). Of these shares, 10,000,000 shares sold in our IPO and the 6,000,000 shares sold in this offering (6,900,000 shares if the underwriters’ overallotment option is exercised in full) are or will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter, and except for any shares purchased in this offering by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. Concurrent with the consummation of our IPO, 500,000 shares of our common stock were sold to Apollo and certain of its affiliates, including our officers, in the Private Placement. Further, as of June 30, 2010, 168,780 shares of restricted stock had been granted to our independent directors, our officers and certain of our Manager’s personnel and remain outstanding. In addition, 102,084 shares of our common stock are issuable on September 29, 2012 upon the settlement of restricted stock units outstanding as of June 30, 2010. The restricted stock grants and the shares underlying the restricted stock units are subject to vesting over a three-year period from the date of grant.

Prior to our IPO, there was no established trading market for our common stock. No prediction can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of the shares of our common stock. See “Risk Factors—Risks related to our common stock.”

For a description of certain restrictions on ownership and transfer of shares of our common stock, see “Description of Capital Stock—Restrictions on ownership and transfer.”

Grants under 2009 Equity Incentive Plan

On October 1, 2009, we filed with the SEC a Registration Statement on Form S-8 covering the shares of our common stock issuable under our 2009 Equity Incentive Plan. As of June 30, 2010, approximately 9,197 of the restricted stock grants that remain outstanding and 102,084 of the shares underlying the outstanding restricted stock units were issued under that Registration Statement and are eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

Rule 144

As of June 30, 2010, the 500,000 shares of our common stock sold to Apollo and certain of its affiliates, including our officers, under the Private Placement and the 159,583 shares of restricted stock not sold pursuant to the Registration Statement on Form S-8 are or when issued, will be “restricted” securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us (which requires that we are current in our periodic reports under the Exchange Act).

Certain provisions of the Maryland general

corporation law and our charter and bylaws

The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL, our charter and our bylaws, copies of which will be available before the closing of this offering from us upon request.

Our board of directors

Our charter and bylaws provide that the number of directors we have may be established only by our board of directors, and our bylaws provide that the number of our directors may not be more than 15. Currently, we have seven directors. Subject to the terms of any class or series of preferred stock, vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will hold office for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualifies. Holders of shares of common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote will be able to elect all of our directors at any annual meeting.

Removal of directors

Our charter provides that a director may be removed with or without cause and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacancies on our board of directors, precludes stockholders from (1) removing incumbent directors except upon a substantial affirmative vote and (2) filling the vacancies created by such removal with their own nominees.

Business combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. Our board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted business combinations (1) between us and any other person, provided, that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person), and (2) between us and Apollo and its affiliates and associates and persons acting in concert with any of the foregoing. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance by our company with the supermajority vote requirements and other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control share acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to such shares except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (A) one-tenth or more but less than one-third; (B) one-third or more but less than a majority; or (C) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply to (a) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There is no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

We have elected to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on our board. As a result of this election, vacancies on the board may be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast generally in the election of directors for the removal of any director from the board, with or without cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by our chairman of the board, our chief executive officer, our president or the board of directors, the written request of stockholders of not less than a majority of all votes entitled to be cast at such a meeting on such matter to call a special meeting on any matter.

Meetings of stockholders

Pursuant to our bylaws, a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors. The chairman of our board of directors, our chief executive officer, our president or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter will also be called by our secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting containing the information required by our bylaws. Our secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our secretary may prepare and deliver the notice of the special meeting.

Amendment to our charter and bylaws

Except for amendments to the provisions of our charter relating to the vote required to remove a director and the restrictions on ownership and transfer of our shares of stock, and amendments to the vote required to amend these provisions (each of which must be advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter), our charter generally may be amended only if advised by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Dissolution of our company

The dissolution of our company must be advised by a majority of our entire board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Advance notice of director nominations and new business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who is entitled to vote at the meeting on such business or in the election of such nominee and has provided notice to us within the time period, and containing the information, specified by the advance notice provisions set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (1) by or at the direction of our board of directors or (2) provided that the meeting has been called for the purpose of electing directors, by a stockholder who is entitled to vote at the meeting in the election of such nominee and has provided notice to us within the time period, and containing the information, specified by the advance notice provisions set forth in our bylaws.

Anti-takeover effect of certain provisions of Maryland Law and of our charter and bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote requirements and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL was rescinded or if we were to opt in to the classified board or other provisions of Subtitle 8, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and limitation of directors’ and officers’ liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment and was material to the cause of action. Our charter contains a provision that limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to us or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer of our company who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

U.S. federal income tax considerations

The following is a summary of the material U.S. federal income tax considerations relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section, references to “we,” “our,” “us” or “our company” mean only Apollo Commercial Real Estate Finance, Inc., and not our subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. The summary is also based upon the assumption that the operation of our company, and of its subsidiaries and other lower-tier and affiliated entities will, in each case, be in accordance with its applicable organizational documents. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances or to stockholders subject to special tax rules, such as:

•	U.S. expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies, or RICs;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us; and

•	except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of our company—general

We intend to elect to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing with our taxable year ended December 31, 2009. We believe that we have been organized and operate and intend to continue to be organized and to operate in a manner that will allow us to qualify for taxation as a REIT under the Internal Revenue Code.

The law firm of Clifford Chance US LLP has acted as our counsel in connection with this offering. We will receive the opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ended December 31, 2009, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized that the opinion of Clifford Chance US LLP will be based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. Additionally, the opinion of Clifford Chance US LLP will be conditioned upon factual representations and covenants made by our management and affiliated entities, regarding our organization, assets, present and future conduct of our business operations and other items regarding our ability to meet the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. In addition, to the extent we make certain investments, such as investments in commercial mortgage loan securitizations the accuracy of such opinion will also depend on the accuracy of certain opinions rendered to us in connection with such transactions. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of shares of our common stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual results of operations, distribution levels, diversity of share ownership and various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Clifford Chance US LLP. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest, which could include entities that have made elections to be taxed as REITs, the qualification of which will not have been reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset and income tests, some of which depend upon the fair market values of assets directly or indirectly owned by us or which serve as security for loans made by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the requirements for qualification and taxation as a REIT.

Taxation of REITs in general

As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below, under “—Requirements for qualification as a REIT.” While we believe that we will operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that results generally from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level, upon a distribution of dividends by the REIT.

For tax years through 2010, stockholders who are individual U.S. stockholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as long-term capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010. Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items, such as capital gains, recognized by REITs. See “—Taxation of taxable U.S. stockholders.”

Even if we qualify for taxation as a REIT, we will be subject to U.S. federal income taxation as follows:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business,

other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited transactions” and “—Foreclosure property” below.

•

If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or from certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) and (b) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

•

If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT asset test that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate (currently 35%) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•

If we fail to satisfy any provision of the Internal Revenue Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and the violation is due to reasonable cause, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (1) the amounts actually distributed (taking into account excess distributions from prior years), plus (2) retained amounts on which income tax is paid at the corporate level.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for qualification as a REIT.”

•

A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us and any taxable REIT subsidiaries, or TRSs, we may own if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•

If we acquire appreciated assets from a corporation that is not a REIT in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the non-REIT corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the 10-year period following their acquisition from the non-REIT corporation. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.

•

We will generally be subject to tax on the portion of any “excess inclusion income” derived from an investment in residual interests in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or “REMIC”) to the extent that our common stock is held by specified types of tax-exempt organizations known as “disqualified organizations” that are not subject to tax on unrelated business taxable income. See “—Effect of subsidiary entities—Taxable mortgage pools” and “—Excess inclusion income.”

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.

•	We may have subsidiaries or own interests in other lower-tier entities that are subchapter C corporations, the earnings of which could be subject to U.S. federal corporate income tax.

In addition, we may be subject to a variety of taxes other than U.S. federal income tax, including state, local, and foreign income, franchise property and other taxes. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for qualification as a REIT

The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified entities);

(7)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked;

(8)	that uses a calendar year for U.S. federal income tax purposes;

(9)	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year; and

(10)	which meets other tests, and satisfies all of the relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification described below, including with respect to the nature of its income and assets and the amount of its distributions.

The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of its shares, which are intended, among other purposes to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of shares of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of shares of our stock, in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and after exercising reasonable diligence would not have known that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

For purposes of condition (8), we have adopted December 31 as our year end, and thereby satisfy this requirement.

Effect of subsidiary entities

Ownership of partnership interests

In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its pro rata share of capital interests in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of partnerships in which we own an equity interest is treated as assets and items of income of our company for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control or only limited influence over the partnership.

Disregarded subsidiaries

If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS, that is wholly-owned by a REIT, by other disregarded subsidiaries or by a combination of the two. Single member limited liability companies that are wholly-owned by a REIT are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly-owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “—Asset tests” and “—Gross income tests.”

Taxable REIT subsidiaries

A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders. We have jointly elected with ACREFI TRS for ACREFI TRS to be treated as a TRS. This will allow ACREFI TRS to invest in assets and engage in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales). We may hold a significant number of assets in one or more TRSs, subject to the limitation that securities in TRSs may not represent more than 25% of our assets. In general, we intend that loans that we acquire with an intention of selling in a manner that might expose us to a 100% tax on “prohibited transactions” will be acquired by a TRS. If dividends are paid to us by one or more TRSs we may own, then a portion of the dividends that we distribute to stockholders who are taxed at individual rates generally will be eligible through 2010 for taxation at preferential qualified dividend income tax rates rather than at ordinary income rates. See “—Taxation of taxable U.S. stockholders” and “—Annual distribution requirements.”

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if certain tests regarding the TRS’ debt-to-equity ratio are not satisfied, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or the TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

Taxable mortgage pools

An entity, or a portion of an entity, may be classified as a taxable mortgage pool (“TMP”) under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations,

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates,

•	the entity has issued debt obligations that have two or more maturities, and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. We may enter into financing and securitization arrangements that give rise to TMPs.

A TMP generally is treated as a corporation for U.S. federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. If a REIT owns directly, or indirectly through one or more qualified REIT subsidiaries or other entities that are disregarded as a separate entity for U.S. federal income tax purposes, 100% of the equity interests in the TMP, the TMP will be a qualified REIT subsidiary and, therefore, ignored as an entity separate from the REIT for U.S. federal income tax purposes and would not generally affect the tax qualification of the REIT.

Gross income tests

In order to maintain our qualification as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from and gains from the disposition of other shares of REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

For purposes of the 75% and 95% gross income tests, a REIT is deemed to have earned a proportionate share of the income earned by any partnership, or any limited liability company treated as a partnership for U.S. federal income tax purposes, in which it owns an interest, which share is determined by reference to its capital interest in such entity, and is deemed to have earned the income earned by any qualified REIT subsidiary.

Interest income

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date of our commitment to make or purchase the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (or a shared appreciation provision), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or us.

To the extent that we derive interest income from a loan where all or a portion of the amount of interest payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not the net income or profits of any person. This limitation does not apply, however, to a mortgage loan where the borrower derives substantially all of its income from the property from the leasing of substantially all of its interest in the property to tenants, to the extent that the rental income derived by the borrower would qualify as rents from real property had it been earned directly by us.

Any amount includible in our gross income with respect to a regular or residual interest in a REMIC generally is treated as interest on an obligation secured by a mortgage on real property. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for purposes of determining the amount that is treated as interest on an obligation secured by a mortgage on real property.

Among the assets we may hold are certain mezzanine loans secured by equity interests in a pass-through entity that directly or indirectly owns real property, rather than a direct mortgage on the real property. The IRS issued Revenue Procedure 2003-65, the Revenue Procedure, which provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests, and interest derived from it will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We expect to treat certain mezzanine loans that may not meet all of the requirements for reliance on this safe harbor as real estate assets giving rise to qualifying mortgage interest for purposes of the REIT asset and income requirements, or otherwise not adversely affecting our qualification as a REIT. Hence, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test (described above). To the extent we make corporate mezzanine loans or acquire other commercial real estate corporate debt, such loans will not qualify as real estate assets and interest income with respect to such loans will not be qualifying income for the 75% gross income test (described above).

We believe that the interest income that we receive from our mortgage-related investments and securities generally will be qualifying income for purposes of both the 75% and 95% gross income tests. However, to the extent we own non-REMIC collateralized mortgage obligations or other debt instruments secured by mortgage loans (rather than by real property) or secured by non-real estate assets, or debt securities that are not secured by mortgages on real property or interests in real property, the interest income received with respect to such securities generally will be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. In addition, the loan amount of a mortgage loan that we own may exceed the value of the real property securing the loan. In that case, income from the loan will be qualifying income for purposes of the 95% gross income test, but the interest attributable to the amount of the loan that exceeds the value of the real property securing the loan will not be qualifying income for purposes of the 75% gross income test.

We may hold certain participation interests, including B Notes, in mortgage loans and mezzanine loans. B Notes are interests in underlying loans created by virtue of participations or similar agreements to which the originators of the loans are parties, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan and, if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan and grants junior participations which absorb losses first in the event of a default by the borrower. We generally expect to treat our participation interests as qualifying real estate assets for purposes of the REIT asset tests described below and interest that we derive from such investments as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT.

We expect that the CBMS that we invest in will be treated either as interests in a grantor trust or as interests in a REMIC for U.S. federal income tax purposes and that all interest income from such CMBS will be qualifying income for the 95% gross income test. In the case of CMBS treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of CMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% and 95% gross income tests. As discussed above, if less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. We expect that substantially all of our income from CMBS will be qualifying income for purposes of the REIT gross income tests.

Fee income

We may receive various fees in connection with our operations. The fees generally will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income or profits. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by a TRS are not included for purposes of the gross income tests.

Dividend income

We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Any dividends received by us from a REIT will be qualifying income in our hands for purposes of both the 95% and 75% gross income tests.

Hedging transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swap agreements, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT.

Rents from real property

To the extent that we own real property or interests therein, rents we receive qualify as “rents from real property” in satisfying the gross income tests described above, only if several conditions are met, including the following. If rent attributable to personal property leased in connection with real property is greater than 15% of the total rent received under any particular lease, then all of the rent attributable to such personal property will not qualify as rents from real property. The determination of whether an item of personal property constitutes real or personal property under the REIT provisions of the Internal Revenue Code is subject to both legal and factual considerations and is therefore subject to different interpretations.

In addition, in order for rents received by us to qualify as “rents from real property,” the rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property, if earned directly by us. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income or through a TRS. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the greater of 150% of our direct cost in furnishing or rendering the services or the payment for such services does not exceed 1 % of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the related rent.

Rental income will qualify as rents from real property only to the extent that we do not directly or constructively own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant.

Phantom income

Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

We may acquire debt instruments in the secondary market for less than their face amount. The amount of such discount generally will be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is reported as income when, and to the extent that, any payment of principal of the debt instrument is made, unless we elect to include accrued market discount in income as it accrues. Principal payments on certain loans are made monthly, and consequently accrued market discount may have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

Some of the CMBS that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the CMBS, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such debt instrument. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and we will be taxed based on the assumption that all future payments due on CMBS in question will be made, with consequences similar to those described in the previous paragraph if all payments on the CMBS are not made.

In addition, in the event that any debt instruments or CMBS acquired by us are delinquent as to mandatory principal and interest payments, or in the event payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.

Finally, we may be required under the terms of indebtedness that we incur to private lenders to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.

Due to each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual distribution requirements.”

Failure to satisfy the gross income tests

We monitor our sources of income, including any non-qualifying income received by us, so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with the Treasury regulation. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “—Taxation of REITs in general,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset tests

We, at the close of each calendar quarter, must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. Government securities and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs and certain kinds of mortgage-backed securities and mortgage loans. Regular or residual interest in REMICs are generally treated as a real estate asset. If, however, less than 95% of the assets of a REMIC consists of real estate assets (determined as if we held such assets), we will be treated as owning our proportionate share of the assets of the REMIC. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below. Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our gross assets. Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% of the value of our gross assets.

The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Internal Revenue Code, including but not limited to any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (a) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test; (b) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (c) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Internal Revenue Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Internal Revenue Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire or increase our ownership interest in securities during a quarter, we can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test, or the 10% vote or value asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1 % of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30 day cure period, by taking steps including the disposition of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred) and paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test.

We expect that the assets comprising our mortgage-related investments and securities that we own generally will continue to be qualifying assets for purposes of the 75% asset test, and that our holdings of TRSs and other assets will continue to be structured in a manner that will comply with the foregoing REIT asset requirements, and we monitor compliance on an ongoing basis. There can be no assurance, however, that we will continue to be successful in this effort. We do not expect to obtain independent appraisals to support our conclusions as to the total value of our assets or the value of any particular security or other asset. Moreover, values of some assets including our interests in our TRSs may not be susceptible to a precise determination and are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or in the securities of other issuers cause a violation of the REIT asset tests.

In addition, we have and may continue to enter into repurchase agreements under which we nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such agreements notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

Annual distribution requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(a)	the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains); and

•	90% of the net income (after tax), if any, from foreclosure property (as described below); minus

(b)	the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we are subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase the adjusted basis of their stock in us by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their proportionate shares. Stockholders that are U.S. corporations would also appropriately adjust their earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated.

If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed (taking into account excess distributions from prior periods) and (y) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from our subsidiaries and (b) the inclusion of items in income by us for U.S. federal income tax purposes. For example, we may acquire debt instruments or notes whose face value may exceed its issue price as determined for U.S. federal income tax purposes, resulting in original issue discount, such that we will be required to include in our income a portion of the original issue discount each year that the instrument is held before we receive any corresponding cash. Furthermore, we will likely invest in assets that accrue market discount, which may require us to defer a portion of the interest deduction for interest paid on debt incurred to acquire or carry such assets. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property. In the case of a taxable stock dividend, stockholders would be required to include the dividend as income and would be required to satisfy the tax liability associated with the distribution with cash from other sources including sales of our common stock. Both a taxable stock distribution and sale of common stock resulting from such distribution could adversely affect the price of our common stock. We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our qualification as a REIT or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Recordkeeping requirements

We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT.

Excess inclusion income

A portion of the REIT’s income from a TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income.” A REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder,

•	in the case of a stockholder that is a REIT, a RIC or a common trust fund or other pass through entity, is considered excess inclusion income of such entity,

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax,

•

results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of non-U.S. stockholders, and

•

is taxable (at the highest corporate tax rate, currently 35%) to the REIT, rather than its stockholders, to the extent allocable to the REIT’s stock held in record name by disqualified organizations (generally, tax-exempt entities not subject to unrelated business income tax, including governmental organizations).

The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method.

Tax-exempt investors, RIC or REIT investors, non-U.S. investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

If a subsidiary partnership of ours that we do not wholly-own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes, and potentially would be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We will monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.

Prohibited transactions

Net income we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers, in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the REIT. We conduct our operations so that no asset owned by us or our pass-through subsidiaries is held as inventory or primarily for sale to customers, and that a sale of any assets owned by us directly or through a pass-through subsidiary is not in the ordinary course of business. However, whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular asset in which we hold a direct or indirect interest will not be treated as property held as inventory or primarily for sale to customers or that certain safe harbor provisions of the Internal Revenue Code that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.

Foreclosure property

Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not anticipate that we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, but, if we do receive any such income, we intend to elect to treat the related property as foreclosure property.

Failure to qualify

In the event that we violate a provision of the Internal Revenue Code that would result in our failure to qualify as a REIT, we may nevertheless continue to qualify as a REIT under specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy a requirement for qualification as a REIT and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause. If we fail to qualify for taxation as a REIT in any taxable year and none of the relief provisions of the Internal Revenue Code apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Internal Revenue Code, distributions to our stockholders will generally be taxable in the case of our stockholders who are individual U.S. stockholders (as defined below), at a maximum rate of 15%, and dividends in the hands of our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under the specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to statutory relief.

Taxation of taxable U.S. stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the U.S.;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions

Provided that we continue to qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable (through 2010) to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed the actual net capital gain of our company for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Internal Revenue Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(a)	the qualified dividend income received by us during such taxable year from non-REIT C corporations (including any TRS in which we may own an interest);

(b)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(c)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (a) above if the dividends are received from a domestic C corporation (other than a REIT or a RIC), any TRS we may form, or a “qualifying foreign corporation” and specified holding period requirements and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of our company—General” and “—Annual distribution requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See “—Effect of subsidiary entities—Taxable mortgage pools” and “—Excess inclusion income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

Dispositions of our common stock

In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2010, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock or depositary shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Holders are advised to consult with their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

Passive activity losses and investment interest limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Medicare tax on unearned income.

Newly enacted legislation requires certain U.S. stockholders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

New legislation relating to foreign accounts.

Under newly enacted legislation, certain payments made after December 31, 2012 to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of this new legislation on their ownership and disposition of our common stock. See “—New Legislation Relating to Foreign Accounts.”

Taxation of tax-exempt U.S. stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, which we refer to in this prospectus as UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), (2) our common stock is not otherwise used in an unrelated trade or business and (3) we do not hold an asset that gives rise to “excess inclusion income” (see “—Effect of subsidiary entities,” and “—Excess inclusion income”), distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder. As previously noted, we may engage in transactions that would result in a portion of our dividend income being considered “excess inclusion income,” and accordingly, it is possible that a portion of our dividends received by a tax-exempt stockholder will be treated as UBTI.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI, unless they are able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our common stock. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Internal Revenue Code, (2) is tax exempt under Section 501(a) of the Internal Revenue Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock; and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include certain entities), as owned by the beneficiaries of such trusts. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign tax consequences of owning our stock.

Taxation of non-U.S. stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders of our common stock. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder or an entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation.

Ordinary dividends

The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will generally be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In addition, any portion of the dividends paid to non-U.S. stockholders that are treated as excess inclusion income will not be eligible for exemption from the 30% withholding tax or a reduced treaty rate. As previously noted, we may engage in transactions that result in a portion of our dividends being considered excess inclusion income, and accordingly, it is possible that a portion of our dividend income will not be eligible for exemption from the 30% withholding rate or a reduced treaty rate. In the case of a taxable stock dividend with respect to which any withholding tax is imposed on a

non-U.S. stockholder, we may have to withhold or dispose of part of the shares otherwise distributable in such dividend and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-dividend distributions

Unless (A) our common stock constitutes a U.S. real property interest, or USRPI, or (B) either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits. As described below, we do not expect shares of our common stock to constitute USRPIs.

Capital gain dividends

Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries, or USRPI capital gains, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the U.S. if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the one-year period ending on the date of such dividend. Instead, any capital gain dividend will be treated as a distribution subject to the rules discussed above under “—Taxation of non-U.S. stockholders—Ordinary dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of our common stock

Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. Generally, with respect to any particular stockholder, our common stock will constitute a USRPI only if each of the following three statements is true:

(a)	Fifty percent or more of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor;

(b)	We are not a “domestically-controlled qualified investment entity.” A domestically-controlled qualified entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. Although we believe that we are and will remain a domestically-controlled REIT, because our shares are publicly traded we cannot make any assurance that we are or will remain a domestically-controlled qualified investment entity; and

(c)	Either (i) our common stock is not “regularly traded,” as defined by applicable Treasury regulations, on an established securities market; or (ii) our common stock is “regularly traded” on an established securities market and the selling non-U.S. stockholder has actually or constructively held over 5% of our outstanding common stock any time during the five-year period ending on the date of the sale.

Specific wash sales rules applicable to sales of stock in a domestically-controlled REIT could result in gain recognition, taxable under FIRPTA, upon the sale of our common stock even if we are a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. stockholder (a) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. stockholder as gain from the sale or exchange of a USRPI, and (b) acquires, or enters into a contract or option to acquire, other shares of our common stock during the 61-day period that begins 30 days prior to such ex-dividend date.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the U.S. to a non-U.S. stockholder in two cases: (a) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (b) if the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup withholding and information reporting

We report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

New legislation relating to foreign accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders (as defined in above) who own shares of our common stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation would apply to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

State, local and foreign taxes

We and our stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our company’s common stock.

Legislative or other actions affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in shares of our common stock.

Sunset of reduced tax rate provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include those related to the reduced maximum income tax rate for capital gain of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% capital gain rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of sunset provisions on an investment in our common stock.

Underwriting

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Wells Fargo Securities, LLC, and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as book running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters named below. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of shares

J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
Wells Fargo Securities, LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Raymond James & Associates, Inc.
RBC Capital Markets Corporation
Total	6,000,000

The underwriters are committed to purchase all the shares of our common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. After the initial offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the U.S. may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 900,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this overallotment option. If any shares are purchased with this overallotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Underwriting discount	Without overallotment exercise	With full overallotment exercise

Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $650,000.

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We, our Manager, certain affiliates of Apollo, and each of our officers and directors have agreed, subject to certain permitted exceptions, not to (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or, in the case of the Company, file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of the representatives of the underwriters for a period of 90 days after the date of this prospectus with respect to the Company, our Manager, certain affiliates of Apollo, and our officers and directors. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

In addition, Apollo and certain of its affiliates have entered into an agreement with us pursuant to which they have agreed that they will not, without our prior written consent, offer, sell, contract to sell or otherwise dispose of or hedge, or enter into any transaction that is designed to, or could be expected to, result in the disposition of the shares of our common stock purchased in the Private Placement on September 29, 2009 held by Apollo and certain of its affiliates for a period of 12 months after the date of our IPO, or September 29, 2010.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is listed on the NYSE under the trading symbol “ARI.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchases common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over the counter market or otherwise.

Other than in the U.S., no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area1 which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that

[1]	The EU plus Iceland, Norway and Liechtenstein.

Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running manager for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Prospective Investors in Switzerland

This document as well as any other material relating to the securities which are the subject of the offering contemplated by this prospectus (the “Securities”) does not constitute an issue prospectus pursuant to Articles 652a and/or 1156 of the Swiss Code of Obligations. The Securities will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Securities, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange. The Securities are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the Securities with the intention to distribute them to the public. The investors will be individually approached by the Issuer from time to time. This document as well as any other material relating to the Securities is personal and confidential and does not constitute an offer to any other person.

This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the Issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Certain of the underwriters and their affiliates have provided Apollo and certain of its affiliates in the past, and may provide to us, our Manager, Apollo and/or certain of their respective affiliates from time to time in the future, certain commercial banking, financial advisory, investment banking and other services in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. At present, affiliates of Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, underwriters in this offering, are lenders under the Wells repurchase facility and the JPM repurchase facility, respectively, to which we are party. An affiliate of Wells Fargo Securities, LLC is acting as transfer agent for our common stock in this offering. For further information about these repurchase facilities, see “Prospectus summary—Our financing strategy.” In the past, the representatives or affiliates of the representatives of the underwriters have provided to Apollo credit facilities (including administrative agent and related services) as well as M&A advisory services and secondary market trading services (including swaps and foreign exchange) and have acted as an initial purchaser or underwriter with respect to private or public offerings of certain Apollo securities. In addition, in the past the representatives or affiliates of the representatives of the underwriters have provided to certain entities managed by Apollo, certain of the investment funds controlled by Apollo and to certain holding companies, acquisition vehicles and operating portfolio companies owned by those funds services similar to those provided to Apollo, as well as dealer manager and solicitation agent services. In each case, such affiliates of the representatives of the underwriters received customary fees, commissions and reimbursements of expenses for these transactions and services. Mr. Leon Black is a member of the National Advisory Board of JPMorganChase, an affiliate of one of the representatives of the underwriters. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

Certain legal matters relating to this offering will be passed upon for us by Clifford Chance US LLP, New York, New York. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “U.S. Federal Income Tax Considerations” is based on the opinion of Clifford Chance US LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP.

Experts

The consolidated financial statements and the related financial statement schedule incorporated by reference into this prospectus from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Incorporation by reference

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. These documents contain important information about us, our business and our finances. The following documents previously filed with the SEC are incorporated by reference into this prospectus (Commission File No. 333-166478) except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

(1)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 17, 2010;

(2)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 13, 2010;

(3)	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the SEC on August 11, 2010;

(4)	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 9, 2010 in connection with our Annual Meeting of Stockholders to be held on May 12, 2010;

(5)	Description of our common stock in Registration Statement on Form 8-A on September 10, 2009; and

(6)	All other reports filed with the SEC under Section 13(a) or 15(d) of the Securities Exchange Act or proxy or information statements filed under Section 14 of the Exchange Act since December 31, 2009 and before the date of this Registration Statement.

All of the documents that we have incorporated by reference into this prospectus are available on the SEC’s website, www.sec.gov. In addition, these documents can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, NE, Washington, D.C. 20549.

Copies also can be obtained by mail from the Public Reference Room at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to us at 9 West 57th Street, 43rd Floor, New York, New York 10019, Attention: Investor Relations, or contact our offices at (212) 515-3200. The documents may also be accessed on our website at www.ApolloREIT.com. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

Where you can find more information

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, and Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0300. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you, free of charge, on the SEC’s website at www.sec.gov. Our securities are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York 10005.

We are subject to the information and reporting requirements of the Exchange Act, and accordingly, file annual, quarterly and periodic reports, proxy statements and other information with the SEC. In addition, we make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

Financial statements

The section “Financial Statements and Supplemental Data” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the section “Financial Statements” contained in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 are each incorporated herein by reference.

Quantitative and qualitative disclosures about market risk

We seek to manage our risks related to the credit quality of our assets, interest rates, liquidity, prepayment speeds and market value while, at the same time, seeking to provide an opportunity to stockholders to realize attractive risk-adjusted returns through ownership of our capital stock. While risks are inherent in any business enterprise, we seek to quantify and justify risks in light of available returns and to maintain capital levels consistent with the risks we undertake.

Credit risk

One of our strategic focuses is acquiring assets that we believe to be of high credit quality. We believe this strategy will generally keep our credit losses and financing costs low. However, we are subject to varying degrees of credit risk in connection with our other target assets. Our Manager seeks to mitigate this risk by seeking to acquire high quality assets, at appropriate prices given anticipated and unanticipated losses, and by deploying a value-driven approach to underwriting and diligence, consistent with Apollo’s historical investment strategy, with a focus on current cash flows and potential risks to cash flow. Our Manager enhances our due diligence and underwriting efforts by accessing Apollo’s knowledge base and industry contacts. Nevertheless, unanticipated credit losses could occur which could adversely impact our operating results.

Interest rate risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We are subject to interest rate risk in connection with our target assets and our related financing obligations.

To the extent consistent with maintaining our REIT qualification, we seek to manage risk exposure to protect our portfolio of financial assets against the effects of major interest rate changes. We generally seek to manage this risk by:

•	attempting to structure our financing agreements to have a range of different maturities, terms, amortizations and interest rate adjustment periods;

•	using hedging instruments, interest rate swap agreements and interest rate cap agreements; and

•	to the extent available, using securitization financing to better match the maturity of our financing with the duration of our assets.

We may seek to mitigate interest rate risk by deploying hedging strategies, such as entering into an interest rate swap or interest rate cap agreement that has the effect of converting a floating rate loan to a fixed rate loan.

At June 30, 2010, all of our CMBS investments were secured by pools of fixed-rate loans and all of our investments in first mortgage loans or mezzanine loans were fixed rate. At June 30, 2010, we had total borrowings outstanding of approximately $324 million. Of our total borrowings, approximately $306 million were represented by TALF loans at a weighted average interest rate of 2.8% where the interest rate payable for each loan was fixed on the settlement date at the applicable swap rate, based on the respective loan term, plus 100 basis points and approximately $18 million represented variable rate borrowings outstanding under the JPM repurchase facility where amounts borrowed bear interest at a spread of 3.00% over one-month LIBOR with no floor.

A 50 basis point increase in LIBOR would increase the quarterly interest expense related to the $18 million in variable rate debt outstanding at June 30, 2010 by approximately $23,000. Any such hypothetical increase in interest rates on our variable rate borrowings does not consider the effect of any change in overall economic activity that could occur in a rising interest rate environment. Further, in the event of a change of that magnitude, we may take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, these analyses assume no changes in our financial structure.

Prepayment risk

Prepayment risk is the risk that principal will be repaid at a different rate than anticipated, causing the return on an asset to be less than expected. We do not anticipate facing prepayment risk on most of our portfolio of assets since we anticipate that most of the commercial loans held directly by us or securing our CMBS assets will contain provisions preventing prepayment or imposing prepayment penalties in the event of loan prepayments.

Market risk

Market value risk.    Our available-for-sale securities are reflected at their estimated fair value, with the difference between amortized cost and estimated fair value reflected in accumulated other comprehensive income. The estimated fair value of these securities fluctuates primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the estimated fair value of these securities would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of these securities would be expected to increase. As market volatility increases or liquidity decreases, the fair value of our assets may be adversely impacted.

Real estate risk.    Commercial mortgage assets are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions; changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the underlying loans or loans, as the case may be, which could also cause us to suffer losses.

Inflation

Virtually all of our assets and liabilities will be interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more so than does inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP and distributions will be determined by our board of directors consistent with our obligation to distribute to our stockholders at least 90% of our REIT taxable income on an annual basis in order to maintain our REIT qualification. In each case, our activities and balance sheet are measured with reference to historical cost and/or fair market value without considering inflation.

Appendix I

Assets under management

Assets under management refers to the assets Apollo manages or with respect to which Apollo has control, including capital Apollo has the right to call from its investors pursuant to their capital commitments to various Apollo funds. Apollo’s assets under management equals the sum of: (i) the fair value of Apollo’s private equity investments plus the capital that Apollo is entitled to call from its investors pursuant to the terms of such investors’ capital commitments plus non-recallable capital to the extent a fund Apollo manages is within the commitment period in which management fees are calculated based on total commitments to the fund Apollo manages; (ii) the net asset value, or “NAV,” of Apollo’s capital markets funds, other than collateralized senior credit opportunity funds, plus used or available leverage and/or capital commitments; (iii) the gross asset values of Apollo’s real estate entities and the structured portfolio vehicle investments included within the funds Apollo manages, which includes the leverage used by such structured portfolio vehicles; (iv) the incremental value associated with the reinsurance investments of the funds Apollo manages; and (v) the fair value of any other assets that Apollo manages plus unused credit facilities, including capital commitments for investments that may require pre-qualification before investment plus any other capital commitments available for investment that are not otherwise included in the clauses above.

A-1

6,000,000 shares

Common stock

Prospectus

J.P. Morgan

Citi

Wells Fargo Securities

BofA Merrill Lynch

Barclays Capital

Raymond James

RBC Capital Markets

                    , 2010

Part II

Information not required in prospectus

Item 31. Other expenses of issuance and distribution.

The following table shows the fees and expenses, other than underwriting discounts and commissions, to be paid by us in connection with the sale and distribution of the securities being registered hereby. All amounts except the SEC registration fee are estimated.

Securities and Exchange Commission registration fee	$14,260
Financial Industry Regulatory Authority, Inc. filing fee	$20,500
Legal fees and expenses (including Blue Sky fees)	$350,000
Accounting fees and expenses	$95,000
Printing and engraving expenses	$165,000
Transfer agent fees and expenses	$1,500
Miscellaneous	$3,740

Total	$650,000

Item 32. Sales to special parties.

None.

Item 33. Recent sales of unregistered securities.

Concurrent with the consummation of our IPO on September 29, 2009, we completed a private placement in which we sold in which we sold 500,000 shares of our common stock to Apollo and certain of its affiliates, including our officers, at a price of $20.00 per share for aggregate proceeds of $10 million. We did not pay any underwriting discounts or commissions in connection with the private placement. The private placement was made pursuant to the exemption provided under Section 4(2) of the Securities Act, based on representations made by each of the participants in the private placement.

Item 34. Indemnification of directors and officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The MGCL requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct, was adjudged liable to us or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us to obligate ourselves and our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35. Treatment of proceeds from stock being registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial statements and exhibits.

(a) Financial Statements.    See the financial statements incorporated by reference herein in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 17, 2010, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 13, 2010 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed with the SEC on August 11, 2010 for indexes to our financial statements.

(b) Exhibits.    The following is a complete list of exhibits filed as part of the registration statement, which are incorporated herein:

1.1*	Form of Underwriting Agreement.

3.1	Articles of Amendment and Restatement of Apollo Commercial Real Estate Finance, Inc., incorporated by reference to Exhibit 3.1 of the Registrant’s Form S-11, as amended (Registration No. 333-160533).

3.2	Bylaws of Apollo Commercial Real Estate Finance, Inc., incorporated by reference to Exhibit 3.2 of the Registrant’s Form S-11, as amended (Registration No. 333-160533).

4.1	Specimen Stock Certificate of Apollo Commercial Real Estate Finance, Inc., incorporated by reference to Exhibit 4.1 of the Registrant’s Form S-11, as amended (Registration No. 333-160533).

5.1*	Opinion of Clifford Chance US LLP (including consent of such firm).

8.1*	Tax Opinion of Clifford Chance US LLP (including consent of such firm).

10.1	Registration Rights Agreement, dated as of September 29, 2009, between Apollo Commercial Real Estate Finance, Inc. and the parties named therein, incorporated by reference Exhibit 10.1 of the Registrant’s Form 10-Q for the period ending September 30, 2009.

10.2	Management Agreement, dated as of September 23, 2009, between Apollo Commercial Real Estate Finance, Inc. and ACREFI Management, LLC, incorporated by reference Exhibit 10.2 of the Registrant’s Form 10-Q for the period ending September 30, 2009.

10.3	License Agreement, dated as of September 23, 2009, between Apollo Commercial Real Estate Finance, Inc. and Apollo Global Management, LLC, incorporated by reference Exhibit 10.3 of the Registrant’s Form 10-Q for the period ending September 30, 2009.

10.4	Apollo Commercial Real Estate Finance, Inc. 2009 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 of the Registrant’s Form S-8, as amended (Registration No. 333-162246).

10.5	Form of Restricted Stock Award Agreement entered into by Apollo Commercial Real Estate Finance, Inc.’s directors, officers, Manager and certain of its personnel, incorporated by reference to Exhibit 10.3 of the Registrant’s Form S-11, as amended (Registration No. 333-160533).

10.6	Form of Indemnification Agreement entered into by Apollo Commercial Real Estate Finance, Inc.’s directors and officers, incorporated by reference to Exhibit 10.6 of the Registrant’s Form S-11, as amended (Registration No. 333-160533).

10.7	Private Placement Purchase Agreement, dated as of September 29, 2009, between Apollo Commercial Real Estate Finance, Inc. and Apollo Principal Holdings I, L.P., incorporated by reference Exhibit 10.7 of the Registrant’s Form 10-Q for the period ending September 30, 2009.

10.8	Private Placement Purchase Agreement, dated as of September 29, 2009, between Apollo Commercial Real Estate Finance, Inc. and ACREFI Co-Investors, L.P., incorporated by reference Exhibit 10.8 of the Registrant’s Form 10-Q for the period ending September 30, 2009.

10.9*	Form of Restricted Stock Unit Award Agreement.

21.1*	List of Subsidiaries of Registrant.

23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1).

23.2*	Consent of Clifford Chance US LLP (included in Exhibit 8.1).

23.3*	Consent of Deloitte & Touche LLP.

24.1**	Power of Attorney (included on signature page)

*	Filed herein.

**	Filed previously.

Item 37. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (or the Securities Act), may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 14, 2010.

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

By:	/s/ JOSEPH F. AZRACK
Name:	Joseph F. Azrack
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

	Signatures	Title	Date

By:	/s/ JOSEPH F. AZRACK Joseph F. Azrack	President, Chief Executive Officer and Director (Principal Executive Officer)	September 14, 2010

By:	/s/ STUART A. ROTHSTEIN Stuart A. Rothstein	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	September 14, 2010

By:	* Henry R. Silverman	Chairman	September 14, 2010

By:	* Douglas D. Abbey	Director	September 14, 2010

By:	* Marc Beilinson	Director	September 14, 2010

By:	* Alice Connell	Director	September 14, 2010

By:	* Eric L. Press	Director	September 14, 2010

By:	* Michael E. Salvati	Director	September 14, 2010

*By:	/s/ STUART A. ROTHSTEIN Attorney-in-fact

Exhibit index

1.1*	Form of Underwriting Agreement.

3.1	Articles of Amendment and Restatement of Apollo Commercial Real Estate Finance, Inc., incorporated by reference to Exhibit 3.1 of the Registrant’s Form S-11, as amended (Registration No. 333-160533).

3.2	Bylaws of Apollo Commercial Real Estate Finance, Inc., incorporated by reference to Exhibit 3.2 of the Registrant’s Form S-11, as amended (Registration No. 333-160533).

4.1	Specimen Stock Certificate of Apollo Commercial Real Estate Finance, Inc., incorporated by reference to Exhibit 4.1 of the Registrant’s Form S-11, as amended (Registration No. 333-160533).

5.1*	Opinion of Clifford Chance US LLP (including consent of such firm).

8.1*	Tax Opinion of Clifford Chance US LLP (including consent of such firm).

10.1	Registration Rights Agreement, dated as of September 29, 2009, between Apollo Commercial Real Estate Finance, Inc. and the parties named therein, incorporated by reference Exhibit 10.1 of the Registrant’s Form 10-Q for the period ending September 30, 2009.

10.2	Management Agreement, dated as of September 23, 2009, between Apollo Commercial Real Estate Finance, Inc. and ACREFI Management, LLC, incorporated by reference Exhibit 10.2 of the Registrant’s Form 10-Q for the period ending September 30, 2009.

10.3	License Agreement, dated as of September 23, 2009, between Apollo Commercial Real Estate Finance, Inc. and Apollo Global Management, LLC, incorporated by reference Exhibit 10.3 of the Registrant’s Form 10-Q for the period ending September 30, 2009.

10.4	Apollo Commercial Real Estate Finance, Inc. 2009 Equity Incentive Plan, incorporated by reference to Exhibit 10.1 of the Registrant’s Form S-8, as amended (Registration No. 333-162246).

10.5	Form of Restricted Stock Award Agreement entered into by Apollo Commercial Real Estate Finance, Inc.’s directors, officers, Manager and certain of its personnel, incorporated by reference to Exhibit 10.3 of the Registrant’s Form S-11, as amended (Registration No. 333-160533).

10.6	Form of Indemnification Agreement entered into by Apollo Commercial Real Estate Finance, Inc.’s directors and officers, incorporated by reference to Exhibit 10.6 of the Registrant’s Form S-11, as amended (Registration No. 333-160533).

10.7	Private Placement Purchase Agreement, dated as of September 29, 2009, between Apollo Commercial Real Estate Finance, Inc. and Apollo Principal Holdings I, L.P., incorporated by reference Exhibit 10.7 of the Registrant’s Form 10-Q for the period ending September 30, 2009.

10.8	Private Placement Purchase Agreement, dated as of September 29, 2009, between Apollo Commercial Real Estate Finance, Inc. and ACREFI Co-Investors, L.P., incorporated by reference Exhibit 10.8 of the Registrant’s Form 10-Q for the period ending September 30, 2009.

10.9*	Form of Restricted Stock Unit Award Agreement.

21.1*	List of Subsidiaries of Registrant.

23.1*	Consent of Clifford Chance US LLP (included in Exhibit 5.1).

23.2*	Consent of Clifford Chance US LLP (included in Exhibit 8.1).

23.3*	Consent of Deloitte & Touche LLP.

24.1**	Power of Attorney (included on signature page)
*	Filed herein.
**	Filed previously.